UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)
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TRW Automotive Holdings Corp.

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TRW Automotive Holdings Corp.
12001 Tech Center Drive
Livonia, Michigan 48150
March 31, 2011
TO OUR STOCKHOLDERS:
Our 2011 annual meeting of stockholders will be held at the TRW Vehicle Safety Systems Inc. facility at 11202 East Germann Road, Mesa, Arizona 85212, on Wednesday, May 18, 2011. The annual meeting will begin promptly at 10:00 a.m., local time.
The accompanying Notice of Annual Meeting of Stockholders describes the matters to be acted upon at the annual meeting, and this proxy statement provides detailed information about the annual meeting, the matters proposed for your consideration and vote at the meeting, and other matters regarding the Company. Please read these materials carefully.
Please also take the time to vote your shares. Instructions on how to vote are included in this proxy statement, as well as in the Notice Regarding the Availability of Proxy Materials (in addition, for stockholders who receive a printed copy of the proxy materials, voting instructions also appear on the proxy card enclosed with this proxy statement).

John C. Plant
Chairman of the Board,
President and Chief Executive Officer

Notice of Annual Meeting of Stockholders
The annual meeting of stockholders of TRW Automotive Holdings Corp. (“TRW”) will be held at the TRW Vehicle Safety Systems Inc. facility at 11202 East Germann Road, Mesa, Arizona 85212, on Wednesday, May 18, 2011, at 10:00 a.m., local time. The purpose of the meeting is to vote on the proposals listed below and to transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Proposal 1.	The election of Francois J. Castaing, Michael R. Gambrell and Paul H. O’Neill to three-year terms on the Board of Directors. The Board has nominated each of these individuals, who are current directors, for re-election.

Proposal 2.	The ratification of the appointment of Ernst & Young LLP as TRW’s independent registered public accounting firm for 2011. Ernst & Young LLP served in this same capacity in 2010.

Proposal 3.	The approval, on an advisory basis, of the compensation of the named executive officers as disclosed in this proxy statement.

Proposal 4.	The approval, on an advisory basis, of the presentation to stockholders of an advisory vote on named executive officer compensation every one, two or three years.
The record date for the annual meeting is March 21, 2011. Only stockholders of record at the close of business on that date may vote at the meeting.
BY ORDER OF THE BOARD OF DIRECTORS

Robin A. Walker-Lee
Secretary
Livonia, Michigan
March 31, 2011

March 31, 2011
TRW Automotive Holdings Corp.
12001 Tech Center Drive
Livonia, Michigan 48150
Proxy Statement
General Information
What is this document?
This document is the Proxy Statement of TRW Automotive Holdings Corp. furnished in connection with our annual meeting of stockholders to be held on May 18, 2011. This Proxy Statement is first being sent or made available to stockholders electronically via the Internet on or about March 31, 2011. We will refer to the company throughout as “TRW,” the “Company,” “we” or “us”.
What is the Notice Regarding the Availability of Proxy Materials?
As permitted by rules adopted by the Securities and Exchange Commission (the “SEC”), TRW is furnishing this Proxy Statement and its 2010 annual report (collectively, the “proxy materials”) to certain record holders via the Internet, and providing a Notice Regarding the Availability of Proxy Materials (the “Notice of Availability”) by mail. We expect to mail the Notice of Availability on or about March 31, 2011 to all such stockholders of record that are entitled to vote at the annual meeting. The Notice of Availability contains instructions on how to access and review the proxy materials and how to vote.
Will I receive a printed copy of any of the proxy materials?
If you receive a Notice of Availability by mail you will not receive a printed copy of the proxy materials or a proxy card unless you request copies by following the instructions included in the Notice of Availability.
Is there any other information that I should be provided?
Yes. In addition to this Proxy Statement, you should have access to our 2010 annual report, which contains financial and other information about TRW for our most recently completed fiscal year. You may also have received the Notice of Availability and, if you have not received one, a proxy card can be mailed to you upon request.
What is the purpose of this Proxy Statement?
We are providing this Proxy Statement and the form of proxy card to solicit your proxy (i.e. permission) to vote your shares of TRW stock on certain matters. You are invited to attend the annual meeting and vote your shares directly. Even if you do not attend, however, you may vote by proxy, which allows you to direct another person to vote your shares at the meeting on your behalf.
Who is paying the costs of the Proxy Statement and the solicitation of my proxy?
TRW.
Who is soliciting my proxy and will anyone be compensated to solicit my proxy?
Your proxy is being solicited by and on behalf of our Board of Directors. TRW will solicit proxies by mail and may also solicit proxies in person, or by telephone, facsimile transmission or other means of electronic communication. Directors, officers and other employees of TRW who solicit proxies will do so without extra remuneration except reimbursement of out-of-pocket expenses. TRW may also pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for sending notices, proxies and proxy materials to beneficial owners of TRW common stock and for obtaining their instructions.

Voting Matters
What am I voting on?
You will be voting on the following:
1.	The election of three directors nominated by the Board for a three-year term;
2.	The ratification of Ernst & Young LLP as our independent public accountants for 2011;
3.	The approval, on an advisory basis, of the compensation of the named executive officers as disclosed in this Proxy Statement;
4.	The approval, on an advisory basis, of the presentation to stockholders of an advisory vote on named executive officer compensation every one, two or three years; and
5.	Any other matter properly brought before the annual meeting.
Proposals 1 through 4, which are described further under “Proposals Requiring Your Vote,” will be presented at the meeting by management.
Who is entitled to vote?
Stockholders of record of our common stock at the close of business on March 21, 2011, the record date, may vote at the annual meeting. On March 21, 2011, 123,567,406 shares of our common stock were outstanding. Each stockholder has one vote for each share of common stock owned of record at the close of business on the record date.
How do I vote?
If you are a stockholder who holds shares through a broker, trustee or other nominee (in “street name”), rather than directly in your own name, you must vote your shares in the manner prescribed by your broker, trustee or nominee, which may include voting by using the Internet or by telephone.
If you are a stockholder of record, you can vote your shares in the following manner:
•	In Person — You may vote in person at the annual meeting by completing a ballot at the meeting. Note, however, if you hold your shares through a broker, trustee or other nominee (in “street name”), and you wish to vote your shares at the meeting, you will need to bring to the meeting a legal proxy from your broker or nominee authorizing you to vote the shares. If directions to the location of the meeting are needed, please call (480) 722-4566.
•	Via the Internet — The Internet procedures are designed to authenticate a stockholder’s identity to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.
Internet voting facilities will close at 11:59 p.m. Eastern Time on May 17, 2011. You may access this Proxy Statement and other proxy materials by going to www.proxyvote.com and entering the control number shown on your Notice of Availability (or, if you did not receive a Notice of Availability, the control number appears on the proxy card sent to you). You will then be directed to select a link where you will be able to vote on the proposals presented here.
•	By Mail — Stockholders who receive a paper proxy card may vote by mail by completing, signing and dating their proxy card where indicated and mailing it in the pre-addressed envelope that accompanies the card. Proxy cards submitted by mail must be received by the time of the annual meeting in order for your shares to be voted.
If you did not receive a package of printed materials containing a proxy card, a proxy card may be obtained by either calling (800) 579-1639 and requesting a copy or requesting a copy by e-mail. When requesting material by e-mail, send a blank e-mail to sendmaterial@proxyvote.com with the control number included in the Notice of Availability in the subject line. If you requested a printed copy of the proxy materials, a proxy card was enclosed with this Proxy Statement.

If you vote via the Internet or by returning your signed proxy to us before the annual meeting, we will vote your shares as you direct. However, if you submit your proxy without indicating your voting instructions, we will vote your shares “For” the election of the nominees for director identified under Proposal 1 in the section entitled “Proposals Requiring Your Vote,” “For” Proposals 2 and 3 and “For” a frequency of “three years” with respect to Proposal 4.
Whether you are a stockholder of record or hold your shares in street name, you can specify whether your shares should be voted for all, some, or none of the nominees for director (Proposal 1) and whether your shares should be voted for a frequency of “one year,” “two years” or “three years,” or if you abstain from voting, in connection with Proposal 4. You can also specify whether you approve, disapprove, or abstain from the other proposals to be presented at the meeting.
Can I change my mind and revoke my proxy?
Yes. If you are a stockholder who holds shares through a broker, trustee or other nominee (in “street name”), you must follow the instructions provided by your broker, trustee or nominee if you wish to change your vote.
If you are a stockholder of record you may revoke your proxy at any time before it is exercised at the annual meeting in any of three ways:
•	By notifying TRW’s secretary in writing before the annual meeting;
•	By submitting another valid proxy with a later date; or
•	By voting in person at the meeting.
You will not revoke a proxy merely by attending the meeting. To revoke a proxy, you must take one of the actions described above.
How do I vote under employee plans?
If you participate in the TRW Automotive 401(k) Savings Plan (f/k/a TRW Automotive Retirement Savings Plan for Salaried Employees) or the TRW Automotive Retirement Savings Plan for Hourly Employees, then you will receive a set of the proxy materials either through the mail (which will include a proxy card) or by email (which will include the control number in the text of the email). In either case, you may vote your shares over the Internet or by mail, as described above. By voting, you are instructing the plan trustees, plan committees or independent fiduciaries of those plans how to vote your shares. They will vote the shares in accordance with your instructions and the terms of the plan. If you do not provide voting instructions for shares held for you in any of these plans, then your shares will be voted by an independent fiduciary.
In accordance with the terms of the applicable employee plan and to the extent permitted under applicable law, you are considered the “named fiduciary” (as defined in the Employee Retirement Income Security Act of 1974, as amended) of the employee plan with regard to the stock funds in which you invest and otherwise exercise control. If you participate in any of these plans or maintain other accounts under more than one name, you may have received more than one set of proxy materials. To be sure that all shares are counted, you must provide a separate valid proxy for shares held in each such name, either over the Internet or by signing and returning by mail a proxy card for all applicable shares.
How many votes must be present to hold the annual meeting?
The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of our common stock on the record date is necessary to constitute a quorum.

How many votes are needed to elect directors and approve other matters?
In the election of directors, the three persons receiving the highest number of “For” votes (referred to as a “plurality” of votes) will be elected. Stockholders may not cumulate their votes in the election of directors. The affirmative vote of a majority of shares entitled to vote that are present in person or represented by proxy at the meeting is required to approve Proposal 2 on the ratification of Ernst & Young.
Proposals 3 and 4 relating to executive compensation and the frequency of future votes thereon, respectively, are advisory in nature which means that they are not binding on the Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation and when determining how often to conduct future advisory stockholder votes on executive compensation.
Each share of common stock carries one vote.
How will abstentions and broker non-votes be treated?
Abstentions are counted as “shares present” at the meeting for purposes of determining whether a quorum exists. In addition, because they are considered “entitled to vote”, abstentions are the equivalent of votes against a proposal where approval requires a majority of shares present and entitled to vote. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority (as is the case for non-routine matters) and have not received instructions as to how to vote on those proposals (so-called “broker nonvotes”) are also considered “shares present” for purposes of determining whether a quorum exists but are not considered “entitled to vote” and, therefore, will have no impact on the vote.
Abstentions and broker nonvotes will not affect the outcome in the election of directors because directors are elected by a plurality of votes rather than a majority of votes. Abstentions and broker nonvotes also will not have a direct affect on the outcome on Proposals 3 and 4 relating to executive compensation and the frequency of future votes thereon, respectively, since those votes are advisory in nature and nonbinding.
What if I have the same address as another stockholder?
The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements, annual reports and notices of availability with respect to two or more stockholders sharing an address by delivering a single proxy statement, annual report or notice of availability to those stockholders. This procedure reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies.
TRW has been notified that certain intermediaries will utilize this procedure for TRW’s Notice of Availability and its proxy materials. Therefore, only one copy may have been delivered to multiple stockholders sharing a single address. If you wish to opt out of this procedure and receive a separate Notice of Availability or set of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one, you should contact your broker, trustee or other nominee or TRW at the address and telephone number below.
A separate copy of the 2010 annual report, the Proxy Statement and/or the Notice of Availability for the annual meeting will be promptly delivered upon oral request to either TRW’s agent at (800) 579-1639 or an email request to sendmaterial@proxyvote.com, or to TRW’s Investor Relations Department at (800) 219-7411 or written request to Investor Relations, TRW, 12001 Tech Center Drive, Livonia, Michigan 48150.
How will Blackstone vote?
As of March 21, 2011, an affiliate of The Blackstone Group L.P. (“Blackstone”) beneficially owns and has the right to vote 16% of the outstanding shares of our common stock and two Blackstone representatives continue to serve as TRW Board members. Blackstone has advised us that they intend to vote all such shares in favor of the nominees for director, in favor of Proposals 2 and 3 and for a frequency of “three years” with respect to Proposal 4. However, since Blackstone owns less than a majority of the shares, neither a quorum at the annual meeting, the approval of Proposals 2 or 3, nor the vote as to a “three year” frequency for Proposal 4, is assured.

Are there any other matters to be acted upon at the meeting?
We do not know of any other matters to be presented or acted upon at the meeting. If any other matter is presented at the meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.
Where do I find the results of the voting?
We will publish the voting results in a Current Report on Form 8-K within four business days after the meeting. You will also be able to find the results in the “Investors” section of TRW’s Internet site (www.trw.com).
Proposals Requiring Your Vote
PROPOSAL 1 — ELECTION OF DIRECTORS
The first proposal on the agenda for this year’s annual meeting will be to elect the three directors nominated by the Board to serve as Class I directors for a three-year term beginning at the meeting and expiring at the 2014 annual stockholders’ meeting or until succeeded by another qualified director who has been properly elected. The Board of Directors currently consists of ten directors divided into three classes (Class I, Class II and Class III) serving staggered three-year terms. The Class I directors are up for election at the meeting. The nominees for election are Francois J. Castaing, Michael R. Gambrell and Paul H. O’Neill, all of which are current Class I directors. The Class II and Class III directors will continue in office following the meeting. Their terms will expire in 2012 (Class II) and 2013 (Class III). For information regarding the director nominees and our other directors, see the section entitled “The Board of Directors” below.
We will vote your shares as you specify when providing your proxy. If you do not specify how you want your shares voted when you provide your proxy, we will vote them for the election of all the nominees specified above. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares for that other person.
The Board of Directors recommends a vote “For” the director nominees. Proxies solicited by the Board of Directors will be voted “For” the director nominees unless stockholders specify a different choice.
* * * * *
PROPOSAL 2 — SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
The Audit Committee of the Board of Directors has the sole responsibility for selecting the independent public accountants to audit TRW’s consolidated financial statements. The Audit Committee’s selection of Ernst & Young LLP to audit TRW’s consolidated financial statements for 2011 is being submitted to you for ratification. Representatives of Ernst & Young LLP will be at the meeting, will have the opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.
TRW management will present the following resolution at the meeting:
“RESOLVED: That the selection of Ernst & Young LLP, an independent registered public accounting firm, to audit the consolidated financial statements of the Company for 2011 is ratified.”
If the stockholders do not ratify this selection, the adverse vote will be deemed to be an indication to the Audit Committee that it should consider selecting other independent public accountants. Even if the selection is ratified, the Audit Committee, in its sole discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of TRW and its stockholders.
The Board of Directors recommends a vote “For” Proposal 2. Proxies solicited by the Board of Directors will be voted “For” this Proposal 2 unless stockholders specify a different choice.
* * * * *

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION
Pursuant to Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are including in this Proxy Statement a resolution, subject to an advisory stockholder vote, to approve the compensation of our named executive officers as disclosed in the sections of this Proxy Statement entitled “Compensation Discussion and Analysis” and “Compensation of Executive Officers,” including the tabular and narrative descriptions contained therein. Because the vote is advisory, it will not be binding on the Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.
Our executive compensation programs and policies have played a significant role in our ability to attract, retain and motivate key executives to dedicate themselves fully to driving TRW’s success and industry leadership. We believe that our executive compensation program is balanced, aligned with the long-term interests of our stockholders, and focused on pay for performance principles in support of TRW’s business objectives. As you review the sections of this Proxy Statement entitled “Compensation Discussion and Analysis” and “Compensation of Executive Officers,” you should note the following:
•	Our executive compensation program is structured to measure performance using a variety of financial and non-financial metrics. We do this to encourage and reward actions that support TRW’s long-term success while promoting positive annual results.
•	The executives’ non-equity incentive plan compensation is based on the achievement of business objectives that support TRW’s long-term success.
•	A substantial portion of our named executive officers’ compensation is tied to TRW’s stock performance, such as the stock awards and option awards reflected in the Summary Compensation Table, which aligns executive and stockholder interests.
•	We utilize three-year ratable vesting cycles for stock option, stock appreciation right, restricted stock unit and long-term cash incentive awards to promote a longer-term focus.
•	We respond to economic conditions appropriately, such as by freezing the named executive officers’ salaries in 2009 in response to the economic environment at the time.
•	Perquisites represent a small portion of our named executive officers’ compensation.
The Compensation Committee and the Board of Directors believe that the executive compensation program is effective in implementing our compensation philosophy and promoting its goals. They further believe it was instrumental in helping the Company achieve strong financial performance in the challenging automotive industry environment of recent years.
The Board of Directors endorses TRW’s executive compensation program. The following resolution will be presented at the meeting:
“RESOLVED: That the stockholders approve, on an advisory basis, the compensation of the named executive officers as disclosed pursuant to Item 402 of Regulation S-K in the sections of the Proxy Statement entitled “Compensation Discussion and Analysis” and “Compensation of Executive Officers,” including the compensation tables and narrative discussion contained therein.”
The Board of Directors recommends a vote “For” the approval of the compensation of our named executive officers contained in Proposal 3. Proxies solicited by the Board of Directors will be voted “For” this Proposal 3 unless stockholders specify a different choice.
* * * * *

PROPOSAL 4 — ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION
Pursuant to Section 14A of the Exchange Act, we are including in this Proxy Statement a resolution, subject to an advisory stockholder vote, as to whether the advisory vote on executive compensation (see Proposal 3) should be presented to the stockholders every one, two or three years. You have the option to vote for any one of the three options, or to abstain on the matter; you will not be voting to approve or disapprove of the recommendation of the Board of Directors. Because the vote is advisory, it will not be binding on the Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee will review the voting results and take them into consideration when determining how often to conduct future advisory stockholder votes on the compensation of our named executive officers.
The Board of Directors has determined that an advisory vote on executive compensation every three years (a “triennial” vote) would be the best approach for the Company for a number of reasons, including:
•	The various elements of executive compensation are designed to complement one another as a cohesive and interrelated compensation package. A triennial vote would provide a sufficient time frame for the Company to thoughtfully consider the voting results and identify and implement any desired changes to the package as a whole, as well as allow stockholders time to assess the effectiveness of any such changes.
•	Our compensation programs are designed to reward and motivate long-term performance. A triennial vote would correspond to the three-year vesting and performance cycles utilized in our equity awards as well as to the three years of compensation information included in the Summary Compensation Table.
•	A triennial vote will promote a more long-term view and analysis of compensation by allowing investors to evaluate the effectiveness of the Company’s compensation strategies in light of longer-term business outcomes and stockholder value creation.
•	Our compensation program does not change materially from year to year.
The following resolution will be presented at the meeting:
“RESOLVED: That the stockholders approve, on an advisory basis, the presentation of a stockholder advisory vote on the compensation of the named executive officers every one, two or three years.”
The Board of Directors recommends that you vote to approve a frequency of “three years” for future stockholder advisory votes on the compensation of our named executive officers. Proxies solicited by the Board of Directors will be voted in support of a three-year voting cycle unless stockholders specify a different choice.

The Board of Directors
The Board of Directors (the “Board”) currently consists of ten directors divided into three classes (Class I, Class II and Class III) serving staggered three-year terms. The Board met four times during 2010, all of which were regular meetings. Directors are expected to attend all scheduled Board and committee meetings. Each of our directors attended all of the meetings of the Board and committees of the Board during their tenure on each in 2010. Director presence at the annual meeting is encouraged, and all of our Board members attended the 2010 annual meeting.
Board Leadership Structure
Effective in February 2011, John C. Plant, our Chief Executive Officer, assumed the additional role of Chairman of the Board. He replaced Neil P. Simpkins, a senior managing director of Blackstone, who resigned as Chairman but remained on the Board and assumed the position of Lead Director. Mr. Simpkins was appointed Chairman in 2003 at the time of Blackstone’s majority purchase of the Company. Given Blackstone’s reduced ownership position, the Board agreed that the timing for this transition was appropriate.
The Board has determined that having Mr. Plant serve as both Chief Executive Officer and Chairman of the Board at this time promotes unified leadership and direction for the Company. Mr. Plant works together with the rest of our majority-independent Board to establish the Company’s strategy and business plans, and to oversee their execution. He also acts as a bridge between management and the Board, providing critical leadership for carrying out the Company’s strategic initiatives and helping to prevent divergent views on the execution of our strategy within the Company. The Board believes that Mr. Plant’s first-hand, in-depth knowledge of each of our business units and the challenges they face, his position as an industry leader, as well as his tenure as a TRW director, make him uniquely qualified to serve as Chairman.
In his role as Lead Director, Mr. Simpkins has the authority to chair sessions of the non-management members of the Board, which occur quarterly after each in-person Board meeting, preside over Board meetings in the absence of the Chairman, provide input on Board meeting agendas and call meetings of the non-management directors, and generally to act as the key Board liaison with the Chairman and Chief Executive Officer. Mr. Simpkins can also be contacted directly by shareholders as specified below under “—Director Information.” The utilization of a Lead Director permits open discussion and assessment of the Company’s performance, the Board’s oversight function, and the effectiveness of the combined Chairman/CEO role.
Director Independence
TRW’s Board is currently comprised of seven directors who qualify as “independent” as such term is defined by the rules adopted by the SEC and the New York Stock Exchange (“NYSE”) listing requirements. To be considered independent, the Board must determine each year that a director does not have any direct or indirect material relationship with TRW. When assessing the “materiality” of any relationship a director has with TRW, the Board reviews all the relevant facts and circumstances of the relationship to assure itself that no commercial or charitable relationship of a director impairs such director’s independence.
The Board established guidelines, which are set forth in the Corporate Governance Guidelines published on TRW’s Internet site (www.trw.com), to assist it in determining director independence under the NYSE listing requirements. These guidelines provide that a director will not be independent if, within the preceding three years (i) the director was employed by TRW or its subsidiaries; (ii) an immediate family member of the director was employed by TRW or its subsidiaries as an executive officer; (iii) a TRW executive officer was on the compensation committee (or a committee performing similar functions) of the board of directors of a company which employed the director, or which employed an immediate family member of the director, as an executive officer; or (iv) the director or an immediate family member of the director received more than $120,000 during any twelve-month period in direct compensation from TRW or its subsidiaries (other than payments for current or past service as a director or compensation received by a family member for service as a non-executive employee). In addition, a director will not be independent if (i) the director or an immediate family member of the director is a current partner of TRW’s independent auditor; (ii) the director is a current employee of such firm; (iii) an immediate family member of the director is a current employee of such firm and personally works on TRW’s audit; or

(iv) the director or immediate family member of the director was within the last three years a partner or employee of such firm and personally worked on TRW’s audit within that time. The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence: (i) if a TRW director is an employee of another company that does business with TRW and the annual sales to, or purchases from, TRW or its subsidiaries are less than the greater of $1 million or 2% of the annual revenues of the company he or she is employed by; (ii) if a TRW director is an employee of another company which is indebted to TRW or its subsidiaries, or to which TRW or its subsidiaries is indebted, and the total amount of either company’s indebtedness to the other is less than 2% of the total consolidated assets of the company he or she is employed by; and (iii) if a TRW director serves as an officer, director or trustee of a charitable organization and TRW’s discretionary charitable contributions to the organization are less than the greater of $1 million or 2% of that organization’s total annual charitable receipts. (Automatic matching of employee charitable contributions will not be included in the amount of TRW’s contributions for this purpose.)
The Board has affirmatively determined that each of the following directors and nominees for director meet these standards for independence and qualify as independent: James F. Albaugh, Francois J. Castaing, Michael R. Gambrell, J. Michael Losh, Jody G. Miller, Paul H. O’Neill and David S. Taylor. Throughout this Proxy Statement, we refer to these directors as our “independent directors.” In determining the independence of these directors, the Board of Directors considered their charitable affiliations, but found that TRW either made no donations to their affiliated charities or donations were well below the prohibited levels. The Board also considered Mr. O’Neill’s status as a special advisor to Blackstone, in light of TRW’s payment of $5 million in annual fees to Blackstone under a transaction and monitoring fee agreement, which is described below under “Transactions with Related Persons.” The Board concluded that Mr. O’Neill is nonetheless independent because he is not an employee or executive officer of Blackstone. In addition, as such, he is not deemed to beneficially own the TRW stock held by Blackstone and so is not an “affiliated person” of TRW. With respect to Mr. Gambrell, the Board also considered TRW’s purchases of product from The Dow Chemical Company (“Dow”), Mr. Gambrell’s employer, and Dow Corning which is 50% owned by Dow. However, given that TRW’s annual purchases in 2010 totaled an insignificant percentage of Dow’s annual sales, well below the 2% threshold, the Board concluded that Mr. Gambrell is independent and does not have a material interest in the purchase transactions. In addition, although Mr. Losh serves on the audit committee of more than three publicly traded companies, the Board determined that such simultaneous service does not impair his ability to serve on TRW’s Audit Committee because Mr. Losh is not otherwise employed. There were no other relationships, transactions or arrangements with any of the independent directors required to be disclosed herein or not required to be so disclosed but considered by the Board.
Board’s Role in Risk Oversight
The Board is involved in the risk oversight of TRW in several ways. Regularly throughout the year management presents information to either the Board or to the Audit Committee on areas and topics related to risks faced by TRW. The Board receives regular reports on TRW’s legal and ethical helpline activity as well as updates on other relevant matters including issues in the automotive industry that may impact TRW, operations reviews and treasury-related updates. TRW’s Vice President of Internal Audit dually reports to our Audit Committee as well as our Chief Financial Officer. In addition to receiving regular internal audit and Sarbanes-Oxley compliance reports, the Audit Committee regularly meets in private session with our Vice President of Internal Audit and, separately, with our external auditors which provides the opportunity for confidential discussion. The Audit Committee also receives regular reports on any fraud investigations and evaluates any related party transactions that may arise, and annually receives a report on the status of TRW’s legal compliance and significant legal issues. In addition, on an annual basis we conduct an Enterprise Risk Management (“ERM”) assessment, the results of which are reported to the Audit Committee and the Board. This assessment is utilized and updated throughout the year as circumstances change. Within TRW, risk responsibilities are aligned to functional expertise and shared among the senior executives with overall responsibility for risk management residing with the Chief Executive Officer. Major risk areas are identified, responsibility is assigned and responsive processes are established and monitored for effectiveness. In addition to the foregoing, management performs an annual risk assessment with the Compensation Committee regarding TRW’s overall compensation program.

Director Information
Neil P. Simpkins, our Lead Director, presides over meetings of the non-management directors. Stockholders and other interested persons may contact Mr. Simpkins, the non-management directors as a group, or the Audit Committee directly in writing c/o TRW Automotive Holdings Corp., P.O. Box 51701, Livonia, MI 48151-5701, USA.
The following information about the directors, including the nominees, has been provided by the directors, except that the “Board Qualifications” identified below for each individual are the specific experience, qualifications, attributes or skills that led to the conclusion that the person should serve as a director of TRW at this time. There is no family relationship among the directors or between any director and an executive officer. Mr. Simpkins, Mr. Friedman and Mr. O’Neill were originally designated by an affiliate of Blackstone for nomination to the Board pursuant to such affiliate’s right under a stockholders agreement, the current form of which is described below under “Transactions with Related Persons.”
Class I — Nominees Standing for Re-Election:

	First
Name, Age and	Became a
Position	Director	Principal Occupation, Business Experience and Directorships

Francois J. Castaing, 65 Director	2004	Mr. Castaing is a consultant for Castaing & Associates. Mr. Castaing retired in 2000 as technical advisor to the Chairman of DaimlerChrysler Corporation. Prior to his retirement, Mr. Castaing spent thirteen years with Chrysler Corporation serving as Executive Vice President of Vehicle Engineering from 1988 to 1996 and subsequently ran Chrysler International Operations. From 1980 to 1987, Mr. Castaing was with American Motors where he was Vice President of Engineering and later Group Vice President Product and Quality, until Chrysler acquired that company. Mr. Castaing began his career with Renault as Technical Director for Renault Motorsport Programs. Mr. Castaing currently serves on the board of directors and audit committee of Amerigon Incorporated.

		Board Qualifications: Mr. Castaing’s technical leadership and strategic insight into the direction of the automotive industry gained through his extensive experience with Chrysler Corporation and American Motors are of particular benefit to our Board. Mr. Castaing is knowledgeable about our customers, our supply chain and automotive product development issues. The Board has determined that Mr. Castaing, who is a member of our Audit Committee, is financially literate. His service as a board and audit committee member of another public company also helps TRW informally benchmark its practices. Mr. Castaing also possesses considerable knowledge about TRW specifically, having served as a TRW Board member for approximately seven years.

	First
Name, Age and	Became a
Position	Director	Principal Occupation, Business Experience and Directorships

Michael R. Gambrell, 57 Director	2008	Mr. Gambrell is currently Executive Vice President for The Dow Chemical Company (“Dow”), responsible for the company’s Manufacturing and Engineering organization since 2007. In addition Mr. Gambrell has been a member of Dow’s Executive Leadership Committee, which is responsible for corporate strategy and financial performance, since 2003. He also serves on the company’s Strategy Board, Business Operations Team, Sustainability Team, Geographic Leadership Council, and is an ex officio member of Dow’s board of director’s Environment, Health & Safety Committee. From 2005 to 2008, Mr. Gambrell served as the Executive Vice President of Basic Plastics and Chemicals Business Portfolio with executive oversight responsibilities for Dow’s activities in India, Middle East and Africa, in addition to his current responsibilities. From 2003 to 2005, Mr. Gambrell served as Senior Vice President for Chemicals and Intermediates Portfolio. Mr. Gambrell, who joined Dow in 1976, has held various executive positions throughout Dow, including Vice-President of Operations of Latin America. He is a member of the executive committee and board of directors for the National Association of Manufacturers. In August 2010, Mr. Gambrell was appointed to the U.S. Department of Commerce Manufacturing Council, which advises the Secretary of Commerce on matters related to the competitiveness of the U.S. manufacturing sector. He is also a distinguished director emeritus of the U.S.-India Business Council, and a member of the University of Michigan Engineering Advisory Council.

		Board Qualifications: As a result of his positions and tenure at Dow, Mr. Gambrell has executive management skills and international experience in a complex global business, which provides him with an understanding of the impact of differing cultural, political and regulatory systems. The Board has determined that Mr. Gambrell, who is a member of our Audit Committee, is financially literate. He also has experience with merger and acquisition transactions and their integration, possesses technical leadership skills and is knowledgeable and experienced in addressing health, safety and environmental issues.

Paul H. O’Neill, 75 Director	2003	Mr. O’Neill has been a Special Advisor at Blackstone since March 2003. Prior to that, he served as U.S. Secretary of the Treasury during 2001 and 2002 and was Chairman and Chief Executive Officer of Alcoa from 1987 through 1999. He retired as Chairman of Alcoa in 2000. He currently also serves on the board of directors of Celanese Corporation. During the past five years Mr. O’Neill also served on the board of directors of Eastman Kodak Company and Nalco Company.

		Board Qualifications: As a result of his twelve-year tenure as Alcoa’s Chairman and CEO, Mr. O’Neill has executive management skills in an industry that supplies a key material for the automotive industry, as well as general management experience in operating a complex global corporation. He is also experienced in the workings of government and knowledgeable about the capital markets and macroeconomic factors, having served as the U.S. Secretary of the Treasury. In addition, Mr. O’Neill has had board experience with several public companies, which helps TRW informally benchmark its practices. He also possesses considerable knowledge about TRW specifically, having served as a TRW Board member for over seven years.

Class II — Terms Expiring in 2012:

	First
Name, Age and	Became a
Position	Director	Principal Occupation, Business Experience and Directorships

James F. Albaugh, 60 Director	2006	Mr. Albaugh is currently president and chief executive officer of Boeing’s Commercial Airplanes business unit and a member of the company’s Executive Council. Prior to his current position, Mr. Albaugh was president and chief executive officer of Boeing’s Integrated Defense Systems business unit from July 2002 to September 2009. Prior to that time, Mr. Albaugh, who joined Boeing in 1975, held various executive positions, including president and chief executive of Space and Communications and president of Space Transportation. He is a fellow of the American Institute of Aeronautics and Astronautics, the Royal Aeronautical Society, an elected member of the International Academy of Aeronautics, the Aerospace Industries Association Board of Governors Executive Committee and other professional organizations.

		Board Qualifications: As a result of his positions and tenure at Boeing, Mr. Albaugh has executive management skills, experience with complex contracts, and experience with governmental oversight in a complex manufacturing company. The Board has determined that Mr. Albaugh, who is a member of our Audit Committee, is financially literate. He also possesses technical leadership skills, is knowledgeable about product development issues and is knowledgeable and experienced in public relations issues.

Robert L. Friedman, 68 Director	2003	Mr. Friedman has served as a senior managing director of Blackstone since February 1999 and in addition he was Chief Legal Officer of Blackstone from January 2003 to August 2010. From 1974 until the time he joined Blackstone, Mr. Friedman was a partner with Simpson Thacher & Bartlett LLP, a New York law firm. He currently also serves on the board of directors of Axis Capital Holdings Limited, the India Fund, Inc. and FGIC. During the past five years Mr. Friedman also served on the board of directors of Corp. Group, Houghton Mifflin Holdings, Inc., Northwest Airlines, Inc. and Premcor Inc.

		Board Qualifications: Mr. Friedman has extensive knowledge of legal and compliance matters as a result of his position and tenure with Simpson Thacher as well as his service as the Chief Legal Officer of Blackstone. In addition, he is knowledgeable about the debt and capital markets and possesses executive management skills gained through his experiences at both Simpson Thacher and Blackstone, including in his position as Chief Administrative Officer of Blackstone from 2003 through 2007. He has also had board experience with several public companies, which helps TRW informally benchmark its practices. In addition, Mr. Friedman possesses considerable knowledge about TRW specifically, having served as a TRW Board member for over eight years.

J. Michael Losh, 64 Director	2003	Mr. Losh was interim chief financial officer of Cardinal Health Inc. from July 2004 until May 2005. He served as the Chairman of the Board of Metaldyne Corporation from October 2000 to April 2002. Prior to that, he was the Executive Vice President and Chief Financial Officer of General Motors Corp. from July 1994 to September 2000. At General Motors he served in a variety of operating and financial positions from 1964 to 2000. He currently also serves on the board of directors and audit, compensation, finance and governance/nominating committees of Aon Corporation, on the board of directors and audit and governance committees of H.B. Fuller Company, the audit committee of AMB Property Corporation and CareFusion Corporation and on the board of directors and the audit, compensation and pricing committees of Masco Corporation. During the past five years Mr. Losh also served on the board of directors of Cardinal Health Inc.

	First
Name, Age and	Became a
Position	Director	Principal Occupation, Business Experience and Directorships

		Board Qualifications: Mr. Losh, whose extensive financial knowledge and experience qualifies him as an “audit committee financial expert,” serves as the Chairman of our Audit Committee. His knowledge of financial and accounting matters and company capitalization structures as well as the capital markets, gained during his tenure as the Chief Financial Officer of one of our largest customers, provides him with direct insight into issues applicable in our industry and to us specifically. In addition, Mr. Losh serves as a board and audit or compensation committee member of several public companies which helps TRW informally benchmark its practices. He also possesses considerable knowledge about TRW specifically, having served as a TRW Board member for over seven years.

David S. Taylor, 52 Director	2010	Mr. Taylor is Group President, Global Home Care, for The Procter & Gamble Company (“P&G”), a position he has held since 2007. This global business unit includes the product categories of dishwashing liquids and detergents, surface cleaners and air fresheners, with a presence in over 70 countries. Mr. Taylor is also responsible for P&G’s Professional Business unit, which sells directly to large hotels, restaurants, airports, care homes, industrial facilities and retail chains. In addition, he serves on the Board of Directors of the Glad joint venture between P&G and the Clorox Company. Mr. Taylor began employment with P&G in 1980 and has been a member of P&G’s Global Leadership Council since 2005. Prior to his current position, Mr. Taylor served as P&G’s President, Global Family Care, from 2005 to 2007. He previously held Vice President/General Manager positions in North America Family Care (2003-2005); Western Europe Family Care based in Geneva, Switzerland (2001-2003); and Greater China Hair Care based in Hong Kong (1986-2001).

		Board Qualifications: As a result of his positions and tenure at P&G, Mr. Taylor has executive management skills and international experience in a complex global business, which provides him with an understanding of the impact of differing cultural, political and regulatory systems. He also has significant experience in global marketing and branding and in understanding consumer trends. Additionally, Mr. Taylor served as vice chairman of a coalition of 70 companies focused on counterfeiting in China, which provided him with experience in addressing challenges relating to international intellectual property protection, including experience in dealing with Chinese government leaders on the issue.

Class III — Terms Expiring in 2013:

	First
Name, Age and	Became a
Position	Director	Principal Occupation, Business Experience and Directorships

Jody G. Miller, 53 Director	2005	Ms. Miller founded in 2005 and became CEO of The Business Talent Group LLC, a privately held company providing top independent business talent to companies for project and interim executive assignments. She was a Venture Partner with Maveron, LLC from 2000 to 2007. From 1995 to 1999, Ms. Miller held a variety of executive positions, including Executive Vice President and Acting President and Chief Operating Officer, at Americast, a digital video and interactive services partnership of Ameritech, BellSouth, GTE, SBC, SNET and The Walt Disney Company. She also serves on the board of directors of Capella Education Company, a leading online university (NASDAQ).

		Board Qualifications: Ms. Miller brings an entrepreneurial and venture capital viewpoint to the Board gained through her experience with Maveron and in founding The Business Talent Group LLC. She also brings significant experience and insight in the fields of human capital and senior talent management. She has executive management experience and is knowledgeable about the capital markets. Ms. Miller is also experienced in the workings of government and knowledgeable about policy issues and other political matters, having served in two U.S. government administrations as a Special Assistant to the President from 1993-5 and as a White House Fellow and consultant in the Department of Treasury from 1990-2. She also serves on the board of another public company which helps TRW informally benchmark its practices. Ms. Miller also possesses considerable knowledge about TRW specifically, having served as a TRW Board member for almost six years.

John C. Plant, 57 Chairman of the Board, President and Chief Executive Officer	2003	Mr. Plant has been our Chairman of the Board since February 2011 and our President and Chief Executive Officer as well as a member of our board of directors since February 2003. Prior to that, Mr. Plant had been a co-member of the Chief Executive Office of TRW Inc. and had been President and Chief Executive Officer of the automotive business of TRW Inc. since 2001. From 1999 — 2001, Mr. Plant was Executive Vice President and General Manager of TRW Chassis Systems. Prior to the TRW Inc. acquisition of Lucas Varity in 1999, Mr. Plant was President, Lucas Varity Automotive.

		Board Qualifications: The Board benefits from Mr. Plant’s extensive knowledge of all aspects of TRW’s business, including its operations, business development matters, financial performance and structure, legal matters and human resources. Given his current role as our President and Chief Executive Officer as well as his prior positions within TRW, Mr. Plant has held a strategic executive role in the company running aspects of its global operations for an extended period of time which provides added historical and strategic insight.

Neil P. Simpkins, 44 Lead Director	2003	Mr. Simpkins has been our Lead Director since February 2011 and, prior to that, was our Chairman of the Board since February 2003. Mr. Simpkins has served as a senior managing director of Blackstone since December 1999 and is a member of the firm’s private equity executive committee. From 1993 until the time he joined Blackstone, Mr. Simpkins was a principal at Bain Capital. Prior to joining Bain Capital, Mr. Simpkins was a consultant at Bain & Company in London and the Asia Pacific region. He currently serves on the board of directors of Vanguard Health Systems Inc., Team Health Holdings Inc., Apria Healthcare Group Inc. and Summit Materials, LLC.

		Board Qualifications: Mr. Simpkins has extensive knowledge about the debt and capital markets and company capitalization structures as a result of his position and tenure with Blackstone as well as prior experience with Bain Capital. He also possesses executive management and strategic skills gained through his experience with other Blackstone portfolio companies. Mr. Simpkins has additional board experience with several other public companies which helps TRW informally benchmark its practices. He also possesses considerable knowledge about TRW specifically, having served as a TRW Board member for over eight years.

Committees of the Board of Directors
There are three standing committees of our Board of Directors: Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee. Each Committee operates under a written charter, which is available for review on TRW’s Internet site (www.trw.com). The Board has determined that each member of the Company’s standing Committees is independent as defined by the NYSE rules.
Audit Committee

Members:	J. Michael Losh (Chair) James F. Albaugh Francois J. Castaing Michael R. Gambrell

Meetings in 2010:	Seven

Purpose:	The Audit Committee is responsible for (1) selecting the independent auditor, (2) approving the overall scope of the audit, (3) assisting the board in monitoring the integrity of TRW’s financial statements; the independent accountant’s qualifications, independence and performance; the performance of TRW’s internal audit function; and compliance with legal and regulatory requirements, (4) annually reviewing an independent auditors’ report describing the auditing firms’ internal quality-control procedures, and any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, (5) reviewing with the independent auditor and management the adequacy and effectiveness of the systems of internal controls, (6) discussing the annual audited and quarterly financial statements with management and the independent auditor, (7) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (8) discussing policies with respect to risk assessment and risk management, (9) meeting separately, periodically, with management, internal auditors and the independent auditor, (10) reviewing with the independent auditor any audit problems or difficulties and management’s response, (11) setting hiring policies for employees and former employees of the independent auditors, (12) reviewing reports and disclosures of related party transactions and approving or ratifying any such transaction, if appropriate, (13) with respect to the independent accountant, overseeing the rotation of the audit partners, (14) reviewing with the Chief Financial Officer the evaluation and compensation of the Vice President of Internal Audit, (15) handling such other matters that are specifically delegated by the Board from time to time, and (16) reporting regularly to the full Board.

Each of the Audit Committee members is independent as that term is used in section 10A(m)(3) of the Exchange Act. The Board has also determined that Mr. Losh, the former Chief Financial Officer of General Motors Corp., is an audit committee financial expert as defined in Item 407(d)(5)(ii) of Regulation S-K under the Exchange Act and the related SEC rules. In addition, the Board has determined James F. Albaugh, Francois J. Castaing and Michael R. Gambrell have significant experience in reviewing, understanding and evaluating financial statements and are financially literate, as such term has been defined by the listing standards of the NYSE.

Compensation Committee

Members:	Francois J. Castaing (Chair) J. Michael Losh

Meetings in 2010:	Four

Purpose:	The Compensation Committee is responsible for (1) reviewing executive compensation policies, plans and programs, (2) approving corporate goals and objectives relevant to the executive officers’ compensation, (3) reviewing and consulting with the Chief Executive Officer on the evaluation of executive performance and other related matters, (4) reviewing and approving the compensation structure and the compensation of TRW’s executive officers (after consultation and recommendation from the Chief Executive Officer in the case of the other executive officers), (5) reviewing the compensation of TRW’s independent directors, (6) reviewing and approving employment contracts and other similar arrangements between TRW and executive officers, (7) reviewing and approving stock plans and other incentive compensation plans, (8) overseeing, interpreting and making grants and awards under TRW’s equity based plans, as well as under TRW’s incentive compensation plans with respect to the executive officers, (9) reviewing and approving any policy, agreement or other arrangement relating to the recovery of any incentive-based compensation from executive officers, and any applicable disclosure of the Company’s policy on incentive-based compensation, (10) such other matters that are specifically delegated by the Board from time to time, and (11) reporting regularly to the full Board. It also is responsible for reviewing and discussing with management the Compensation Discussion and Analysis section and determining whether to recommend it for inclusion in the proxy statement. The Compensation Committee may delegate any or all of its responsibilities to a sub-committee of the Compensation Committee and may delegate to the Chief Executive Officer certain authority with respect to grants of equity based awards to non-executive officers and other employees of TRW.

Consultants:	The Compensation Committee has the authority to retain outside advisors, including compensation consultants and other experts, in discharging its duties and responsibilities and also has the authority to approve any such consultant’s fees and other terms of retention. From time to time, the Compensation Committee solicits advice from outside compensation consultants on executive compensation matters relating to our executive officers. The Compensation Committee did not engage the services of any such outside consultants in 2010. However, Company management regularly engages compensation consultants to provide survey and benchmarking data. For a description of services provided by consultants relating to 2010 executive compensation, see “Compensation Discussion and Analysis” below.
Corporate Governance and Nominating Committee

Members:	Jody G. Miller (Chair) Paul H. O’Neill

Meetings in 2010:	One. The Corporate Governance and Nominating Committee also acted by written consent.

Purpose:	The Corporate Governance and Nominating Committee is generally responsible for (1) identifying qualified Board candidates and recommending director nominees, (2) overseeing the evaluation of the Board’s performance, (3) periodically reviewing and reassessing TRW’s code of ethics and the Corporate Governance Guidelines, (4) handling such other matters that are specifically delegated by the Board from time to time, and (5) reporting regularly to the full Board.

The Corporate Governance and Nominating Committee will consider stockholder recommendations for nominees for director. Recommendations should be submitted to our secretary, with the recommended candidate’s biographical data and written consent to nomination and to serving, if elected, not later than the date by which stockholder proposals for action must be submitted. Procedures to be followed by stockholders in recommending nominees for director are described below under “Stockholder Proposals.” Candidates recommended by stockholders will be evaluated using the same criteria as other potential nominees.

Director Criteria
Directors should possess high personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. The Corporate Governance and Nominating Committee, after consultation with the Chairman and other members of the Board, shall review periodically the particular attributes that would be most beneficial to TRW in future Board nominees. This assessment shall include, but not be limited to, issues such as integrity, competence, experience, commitment, diversity and collegiality.
With respect to diversity, the Corporate Governance and Nominating Committee’s objective is for the Board as a whole to maintain an appropriate mix of expertise, skill sets, viewpoints and professional experience, including experience in both government as well as a variety of industries that have relevance to our own. These specific qualifications may vary from one year to another, depending on the composition of the Board at that time.
Our independent directors are also required to meet certain stock ownership guidelines. We feel this further aligns their interests with those of our stockholders. Under these guidelines, the independent directors are expected, over a period of five years from the date they are elected as a director, to acquire and hold a total of eight thousand (8,000) shares of our common stock. Unvested restricted stock units do not count toward satisfying these requirements. Each of our independent directors who has been a Board member for five years or more exceeds these guidelines.
Each of the nominees for the Board included on the proxy card for the 2011 annual meeting is standing for re-election. From time to time TRW has retained the search firm of Heidrick and Struggles to assist in identifying potential nominees, which assistance it utilized in 2010 to identify an additional qualified nominee in connection with the increase in size of the Board.
Code of Ethics
We have adopted a code of business conduct and ethics that applies to our directors, Chief Executive Officer, Chief Financial Officer, principal accounting officer and other employees. This code is called the TRW Standards of Conduct and is available on TRW’s Internet site (www.trw.com) under Investors/Corporate Governance. From time to time we may amend the TRW Standards of Conduct, as we did in August of 2010. The Company intends to disclose, by posting in the same location on its website, information about any future amendments, as well as information concerning any waiver of the TRW Standards of Conduct that may be granted by the Board, in accordance with SEC regulations.

Security Ownership of Certain Beneficial Owners and Management
The table below shows how much of our common stock was beneficially owned as of March 21, 2011 (unless another date is indicated) by (i) each person known by TRW to beneficially own more than 5% of our common stock, (ii) each director (who was serving as a director as of that date) and nominee for director, (iii) each executive officer named in the Summary Compensation Table appearing later in this Proxy Statement, and (iv) all directors and executive officers as a group. In general, a person “beneficially owns” shares if he or she has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire such voting or disposition rights within 60 days of March 21, 2011 (such as by exercising options).

Name of Beneficial Owner	Number	Percent

Beneficial Owners of More than 5%:
Blackstone (1)	19,488,416	15.8
Stephen A. Schwarzman (1)	19,488,416	15.8
FMR LLC (2)	17,583,549	14.1
Wellington Management Company, LLP (3)	10,738,784	8.7

Directors and Executive Officers:
James F. Albaugh	13,285	*
Francois J. Castaing (4)	17,000	*
Robert L. Friedman (1)	19,488,416	15.8
Michael R. Gambrell	8,475	*
J. Michael Losh	14,000	*
Jody G. Miller	18,300	*
Paul H. O’Neill	21,600	*
John C. Plant (5)	1,338,613	1.1
Neil P. Simpkins (1)	19,488,416	15.8
David S. Taylor	1,000	*
Joseph S. Cantie (5)	359,217	*
Peter J. Lake (5)	351,738	*
Steven Lunn	114,567	*
Neil E. Marchuk (5)	56,204	*
All directors and executive officers as a group (15 persons) (6)	2,320,582	1.9

*	Less than 1% of shares of common stock outstanding.

(1)	Shares shown as beneficially owned by Blackstone are held directly by Automotive Investors L.L.C. (“AI LLC”), a Delaware limited liability company. Blackstone Capital Partners IV L.P. owns a majority of the membership interests of AI LLC and has investment and voting control over our shares held by AI LLC. Blackstone Management Associates IV L.L.C. is the sole general partner of Blackstone Capital Partners IV L.P. Blackstone Holdings III L.P. is the managing member of Blackstone Management Associates IV L.L.C. Blackstone Holdings III GP L.P. is the general partner of Blackstone Holdings III L.P. Blackstone Holdings III GP Management L.L.C. is the general partner of Blackstone Holdings III GP L.P. The Blackstone Group L.P. is the member of Blackstone Holdings III GP Management L.L.C. Blackstone Group Management L.L.C. is the general partner of The Blackstone Group L.P. Messrs. Friedman and Simpkins are members of Blackstone Management Associates IV L.L.C., which has investment and voting control over the shares controlled by Blackstone Capital Partners IV L.P., and may be deemed to be beneficial owners of such shares. Mr. Stephen A. Schwarzman is a founding member of Blackstone Group Management L.L.C. and, as such, may also be deemed to share beneficial ownership of the shares controlled by these entities. Each of Blackstone Management Associates IV L.L.C., Blackstone Holdings III L.P., Blackstone Holdings III GP L.P., Blackstone Holdings III GP Management L.L.C., The Blackstone Group L.P., Blackstone Group Management L.L.C. and Messrs. Friedman, Simpkins and Schwarzman disclaims beneficial ownership of such shares. The address of each of the Blackstone entities is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

(2)	Based on Amendment No. 4 to Schedule 13G filed with the SEC on February 14, 2011 by FMR LLC. According to such Schedule, (i) Fidelity Management & Research Company (“Fidelity”), a subsidiary of FMR LLC, is the beneficial owner of 15,417,309 shares as a result of acting as investment adviser to various investment companies (which included 788,386 shares resulting from the assumed conversion of $23,298,000 principal amount of the Company’s outstanding senior exchangeable notes), (ii) Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR LLC, is the beneficial owner of 384,387 shares as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds or investment companies (which included 162,767 shares resulting from the assumed conversion of $4,810,000 principal amount of the Company’s outstanding senior exchangeable notes), (iii) Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC, is the beneficial owner of 642,903 shares as a result of serving as investment manager of institutional accounts owning such shares (which included 38,001 shares resulting from the assumed conversion of $1,123,000 principal amount of the Company’s outstanding senior exchangeable notes), and (iv) FIL Limited (“FIL”) is the beneficial owner of 1,138,950 shares. Edward C. Johnson 3d and FMR LLC, through its control of PGALLC and PGATC, each has (i) sole voting and investment power over the shares beneficially owned by PGALLC, and (ii) sole investment power over the shares beneficially owned by PGATC and sole voting power over 588,991 of the shares beneficially owned by PGATC. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC and FIL or trusts for their benefit (i) may be deemed to form a controlling group with respect to FMR LLC, and (ii) predominantly control partnerships which own a portion of FIL’s voting stock. FMR LLC and FIL are of the view that they are not required to attribute to each other the beneficial ownership of these shares. However, FMR LLC voluntarily filed the Schedule as if all the shares were beneficially owned on a joint basis, and indicated sole voting power over 2,112,328 shares and sole investing power over 17,583,549 shares. Fidelity’s address is 82 Devonshire Street, Boston Massachusetts 02109, PGALLC’s and PGATC’s address is 900 Salem Street, Smithfield, Rhode Island 02917 and FIL’s address is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda.

(3)	Based on Amendment No. 9 to Schedule 13G filed with the SEC on February 14, 2011 by Wellington Management Company, LLP (“Wellington”). Wellington, in its capacity as investment adviser, may be deemed to own these shares, which are held of record by Wellington’s clients. According to such Schedule, Wellington has shared voting power over 9,891,679 shares and shared investment power over 10,738,784 shares. Wellington’s address is 280 Congress Street, Boston, Massachusetts 02210.

(4)	Of the shares shown as beneficially owned by Mr. Castaing, 12,900 are held indirectly by Castaing and Associates, in which Mr. Castaing has a controlling interest.

(5)	Shares shown as beneficially owned by the executive officers include shares underlying stock options which are exercisable or may be exercised within 60 days as follows: (1) 916,667 shares for Mr. Plant, (2) 216,000 shares for Mr. Cantie, (3) 281,333 shares for Mr. Lake, and (4) 14,667 shares for Mr. Marchuk. Shares shown as beneficially owned by the executive officers also include any shares held through the TRW Automotive 401(k) Savings Plan.

(6)	Shares shown as beneficially owned by all directors and executive officers as a group exclude shares beneficially owned by Blackstone.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers, directors and beneficial owners of more than 10% of a registered class of TRW’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s common stock. Such officers, directors and persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file with the SEC.
Based solely on our review of copies of such forms that were furnished to TRW or written representations from TRW’s officers and directors that no Form 5 ownership reports were required for those persons, the Company believes that all filing requirements applicable to its directors, executive officers and greater than 10% stockholders were complied with during fiscal year 2010.

Transactions with Related Persons
Stockholders Agreement
Pursuant to our Third Amended and Restated Stockholders Agreement (the “Third Restated Agreement”) with Automotive Investors L.L.C. (“AI LLC”), an affiliate of Blackstone, among other things, we have certain obligations with respect to both demand and incidental (or piggyback) registration rights held by AI LLC.
Employee Stockholders Agreement
The employee stockholders agreement among us, our management group and AI LLC provides for certain restrictions and rights in connection with certain sales of shares of our common stock held by our management stockholders. Stockholders party to this agreement who receive an offer to purchase all of TRW’s outstanding shares or substantially all of TRW’s assets have the right to drag along the other stockholder parties in such transaction and the stockholder parties have the right to tag along in any transfer of at least a majority of our outstanding stock. In addition, TRW has certain continuing obligations with respect to piggyback registration rights held by the employee stockholders who are affiliates. The agreement ceases to apply with respect to any shares sold in a public offering or pursuant to Rule 144 under the Securities Act of 1933.
Secondary Offerings
In March, September and November of 2010, AI LLC and the Company’s named executive officers sold 11 million, 8 million and 10 million shares, respectively, of the Company’s common stock in underwritten registered public offerings (the “Offerings”) pursuant to the Company’s shelf registration statement on Form S-3 filed with the SEC on August 10, 2009 (although neither Mr. Plant nor Mr. Cantie participated in the September Offering). The Company did not receive any proceeds from the Offerings, nor did its number of shares outstanding materially change. In accordance with the Third Restated Agreement and the employee stockholders agreement described above, the Company incurred expenses totaling approximately $700,000 in connection with these Offerings. As a result of the Offerings, AI LLC’s ownership interest in the Company decreased to approximately 16%.
Transaction and Monitoring Fee Agreement
Pursuant to our transaction and monitoring fee agreement with Blackstone, Blackstone provides us with monitoring, advisory and consulting services, including advice regarding (i) structure, terms and negotiation of debt and equity offerings; (ii) relationships with our and our subsidiaries’ lenders and bankers; (iii) corporate strategy; (iv) acquisitions or disposals; and (v) other financial advisory services as more fully described in the agreement. For these services, we paid an upfront transaction and advisory fee at its inception, and have agreed to pay an annual monitoring fee of $5 million. Blackstone may elect, at any time, to receive, in lieu of annual payments of the monitoring fee, a single lump sum cash payment equal to the then-present value of all then-current and future monitoring fees payable under this agreement, assuming the termination date to be February 28, 2013. We agreed to indemnify Blackstone and its affiliates, directors, officers and representatives for losses relating to the services contemplated by this agreement. The agreement terminates on the earliest of (1) the date on which Blackstone owns less than 5% of the number of shares of our common stock then outstanding; (2) Blackstone elects to receive a single lump sum cash payment in lieu of annual payments of the monitoring fee; and (3) such earlier date as we and Blackstone may mutually agree upon. Since the beginning of 2010, we have paid Blackstone $6.25 million in fees in connection with this agreement.
Core Trust Purchasing Group
In the first quarter of 2006, we entered into a five-year participation agreement (“participation agreement”) with Core Trust Purchasing Group, a division of HealthTrust Purchasing Corporation (“CPG”) designating CPG as our exclusive “group purchasing organization” for the purchase of certain products and services from third party vendors. By its terms, the term of this agreement has been extended for one year, and will automatically renew for successive one-year extension terms, unless terminated. CPG secures from vendors pricing terms for goods and services that are believed to be more favorable than participants in the group purchasing organization could obtain for themselves on an individual basis. Under the participation agreement, we must purchase 80% of the requirements of our participating locations for core categories of specified products and services, from vendors participating in the group purchasing arrangement with CPG. If the Company does not do so, the sole remedy of CPG is to terminate the agreement. The agreement does not obligate the Company to purchase any fixed or minimum quantities nor does it provide any mechanism for CPG to require the Company to purchase any particular quantity. In connection with purchases by its participants (including us), CPG receives a commission from the vendors in respect of such purchases.

Although CPG is not affiliated with Blackstone, in consideration for Blackstone’s facilitating our participation in CPG and monitoring the services CPG provides to us, CPG remits a portion of the commissions received from vendors in respect of purchases by us under the participation agreement to an affiliate of Blackstone, with whom Messrs. Robert Friedman and Neil Simpkins, members of our Board, are affiliated and in which they may have an indirect pecuniary interest. Since the beginning of 2010, through March 15, 2011, the affiliate of Blackstone received de minimus fees from CPG in respect of TRW purchases.
FMR
In its Schedule 13G filed on February 14, 2011, FMR LLC (“FMR”) reported that it beneficially owned in excess of 5% of our outstanding common stock, noting that although it was of the view that it was not acting as part of a “group,” for purposes of Section 13(d) of the Securities Exchange Act of 1934, it was nonetheless filing on a voluntary basis as if the shares were owned by FMR jointly with its affiliates. Prior to FMR establishing its 5% ownership, the Company or its subsidiaries entered into various agreements with other affiliates of FMR pursuant to which such affiliates provide services to the Company and/or its subsidiaries. Such agreements were negotiated on an arm’s length basis and are continuing. Pursuant to such agreements, affiliates of FMR: (i) act as recordkeeper of our 401(k) plans, for which fees were incurred in 2010 in the amount of approximately $194,000, (ii) act as the administrator of our Amended & Restated TRW Automotive Holdings Corp. 2003 Stock Incentive Plan (the “Stock Incentive Plan”), for which fees were incurred in 2010 in the amount of approximately $59,000, and (iii) act as recordkeeper of our Benefits Equalization Plan, for which fees were incurred in 2010 in the amount of approximately $8,900. Affiliates of FMR also earned fees of approximately $2.6 million for acting as the recordkeeper of our U.S. pension plan, which fees are paid by the pension trust, and fees from plan participants for its brokerage services in its capacity as exclusive broker/dealer for options and restricted stock units granted under the Stock Incentive Plan. Finally, affiliates of FMR earned investment management fees during the year from each Fidelity mutual fund offered under the 401(k) plans based on a percentage of the plan assets invested in such funds.
Related Persons Transactions
We have a written policy that requires the Audit Committee to approve or ratify certain transactions involving the Company in which any director, director nominee, executive officer, 5% beneficial stockholder or any of their immediate family members (collectively, “related persons”) has a direct or indirect material interest, as determined by the Audit Committee. This policy covers, without limitation, financial transactions, arrangements or relationships, indebtedness and guarantees of indebtedness and transactions involving employment and similar relationships, but excludes certain transactions deemed not to involve a material interest on the part of the related person. The policy requires directors, director nominees and executive officers to promptly notify the General Counsel or the Chief Financial Officer of any transaction involving TRW and a related person so that it can be reviewed by the Audit Committee to determine whether the related person has a direct or indirect material interest. If the Audit Committee so determines, it considers all relevant information to assess whether the transaction is in, or not inconsistent with, the best interests of the Company and its stockholders. Prior to any renewal of a previously approved related person transaction the Committee will again review the transaction to determine whether it should be renewed. The participation agreement with Core Trust Purchasing Group referenced above was reviewed with the Audit Committee prior to being executed.

Audit Committee Report
The Audit Committee of our Board currently consists of four directors. All four of these individuals are independent for purposes of NYSE listing requirements and the SEC’s rules promulgated under the Sarbanes-Oxley Act of 2002. The written charter under which the Audit Committee operates was originally adopted in 2004 and has been re-evaluated annually since its adoption. The charter as amended to date is posted on TRW’s Internet site (www.trw.com).
Management has primary responsibility for the financial statements of TRW Automotive Holdings Corp. (the “Company” or “TRW”), including the audited consolidated financial statements of TRW for the year ended December 31, 2010, which we refer to herein as our audited financial statements, and TRW’s financial reporting process, including maintaining effective internal controls and assessing the effectiveness of internal control over financial reporting. TRW’s independent registered public accounting firm, Ernst & Young LLP (“EY”), is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles and expressing an opinion on the effectiveness of TRW’s internal control over financial reporting. As provided in the Audit Committee’s charter, the Audit Committee oversees these matters.
The Audit Committee has prepared the following report on its activities:
•	The Audit Committee has reviewed and discussed the annual audited financial statements with management and EY, in advance of the public release of operating results, and filing of annual reports with the SEC;

•	The Audit Committee has reviewed and discussed the effectiveness of TRW’s internal control over financial reporting, management’s assessment thereof, and EY’s report of the effectiveness of the Company’s internal control over financial reporting with management, EY and the internal auditor;

•	The Audit Committee has discussed with EY the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees (as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the SEC, and other relevant professional and regulatory standards, which include, among other items, matters related to the conduct of the audit of our financial statements;

•	The Audit Committee has received the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with EY its independence from TRW; and

•	Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in TRW’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.
AUDIT COMMITTEE:
J. Michael Losh (Chair)
James F. Albaugh
Francois J. Castaing
Michael R. Gambrell

Independent Registered Public Accounting Firm Fees

	Fiscal Year	Fiscal Year
(Dollars in Millions)	2010	2009
Audit Fees	$8.795	$8.762
Audit-Related Fees	.541	.639
Tax Fees	2.402	2.704
All Other Fees	.025	.003

Total	$11.763	$12.108

Percent of total that were audit or audit related	79%	78%

Audit Fees. Audit fees are related to EY’s audit of our annual financial statements, timely interim reviews of the financial statements included in quarterly reports on Form 10-Q, statutory audits, assistance with registration statements and issuance of comfort letters and consents.
Audit-Related Fees. Audit-related services consisted primarily of audits of employee benefit plans, as well as agreed-upon procedures required to comply with financial accounting or regulatory reporting matters and certain diligence sevices.
Tax Fees. Tax fees primarily represent fees for tax planning services and tax-related compliance provided to TRW and its subsidiaries by EY.
All Other Fees. These represent fees for all other services provided to TRW and its subsidiaries by EY, the majority of which related to training and research.
The Audit Committee has considered the nature of the above-listed services provided by EY and determined that they are compatible with their provision of independent audit services. The Audit Committee has discussed these services with EY and management to determine that they are permitted under the Code of Professional Conduct of the American Institute of Certified Public Accountants and the SEC’s auditor independence requirements.
We have implemented procedures to ensure full compliance with the provisions of the Sarbanes-Oxley Act of 2002, including restrictions on the services which may be provided by EY. The Audit Committee believes that these restrictions would have had no significant effect on the nature and scope of services provided by EY nor on our ability to procure accounting, tax or other professional services as required. In addition, in connection with the audit of the 2011 financial statements, we extended our engagement letter with EY. That agreement is subject to alternative dispute resolution procedures.
Pre-Approval Policy
The Audit Committee has also adopted procedures for pre-approving all audit and non-audit services provided by EY. These procedures include reviewing all requested audit and permitted non-audit services and a budget for such services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are recurring in nature and otherwise anticipated at the time the budget is submitted. Further Audit Committee approval is required to exceed the budget amount for a particular category of all audit and non-audit services by more than $50,000 (“Cost Over-Runs”) and to engage the independent auditor for any non-audit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC rules on auditor independence. The Audit Committee also considers whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile, and whether the services enhance our ability to manage or control risks and improve audit quality. For any service that has been pre-approved by the Audit Committee, management has the authority to reimburse reasonable out-of-pocket expenses incurred by EY in connection therewith. These reimbursed expense amounts do not count toward the pre-approved cost levels or budgeted amounts and are not considered a Cost Over-Run. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent auditors to ensure that such services are within the parameters approved by the Audit Committee.

Executive Officers
The name, age and position as of March 21, 2011 and a description of the business experience of each of our executive officers is listed below. There is no family relationship among the executive officers or between any executive officer and a director. Our executive officers are elected by the Board of Directors and hold office until their successors are elected and qualified or until their earlier resignation or removal.

Name	Age	Position
John C. Plant	57	Chairman of the Board, President and Chief Executive Officer
Joseph S. Cantie	47	Executive Vice President and Chief Financial Officer
Steven Lunn	62	Executive Vice President and Chief Operating Officer
Peter J. Lake	55	Executive Vice President, Sales and Business Development
Neil E. Marchuk	53	Executive Vice President, Human Resources
Robin A. Walker-Lee	56	Executive Vice President, General Counsel and Secretary
John C. Plant has been our Chairman of the Board since February 2011 and our President and Chief Executive Officer as well as a member of our board of directors since February 2003. Prior to that, Mr. Plant had been a co-member of the Chief Executive Office of TRW Inc. and had been President and Chief Executive Officer of the automotive business of TRW Inc. since 2001. From 1999 — 2001, Mr. Plant was Executive Vice President and General Manager of TRW Chassis Systems. Prior to the TRW Inc. acquisition of Lucas Varity in 1999, Mr. Plant was President, Lucas Varity Automotive.
Joseph S. Cantie has been the Executive Vice President and Chief Financial Officer of the Company and TRW Automotive Inc. since April 2004. From February 2003 to April 2004, Mr. Cantie was the Vice President and Chief Financial Officer of TRW Automotive Inc. Prior to that time he served as Vice President, Finance for TRW Inc.’s automotive business since November 2001. Mr. Cantie served as Vice President, Investor Relations for TRW Inc. from October 1999 to November 2001. From November 1996 to September 1999, Mr. Cantie served in several executive positions with Lucas Varity plc, including serving as Vice President and Controller from July 1998 to September 1999. Prior to joining Lucas Varity, Mr. Cantie, a certified public accountant, spent ten years with the international accounting firm of KPMG.
Steven Lunn has been the Executive Vice President and Chief Operating Officer of the Company since November 2003, and the Executive Vice President and Chief Operating Officer of TRW Automotive Inc. since February 2003. Prior to that, Mr. Lunn had been Executive Vice President, Automotive Operations of TRW Inc. since 2001 and had served prior to that as Senior Vice President, Operations, of TRW Inc. Chassis Systems since May 1999. Mr. Lunn was Deputy President and Chief Operating Officer of Lucas Varity Automotive from August 1998 until April 1999. Prior to this position, he was Managing Director for Lucas Varity’s Light Vehicle Braking Systems Division.
Peter J. Lake has been the Executive Vice President, Sales and Business Development of the Company and TRW Automotive Inc. since April 2004. From February 2003 to April 2004, Mr. Lake was the Vice President, Sales and Business Development of TRW Automotive Inc. Prior to that time he served as Vice President, Sales and Business Development for TRW Inc.’s automotive business since February 2002. From October 2001 to February 2002, Mr. Lake held the position of Vice President, Planning and Business Development and also Vice President and General Manager, Parts and Services for TRW Inc.’s automotive business. From October 2000 to November 2001, he held the same position for TRW Inc. Chassis Systems. From October 1999 to October 2000, Mr. Lake served as Vice President, Planning and Business Development for TRW Inc. Chassis Systems. From 1996 to October 1999, Mr. Lake served in various executive positions with Lucas Varity.
Neil E. Marchuk has been our Executive Vice President, Human Resources since July 2006 and was our Vice President, Human Resources from September 2004 to July 2006. Prior to joining TRW, from December 2001 to August 2004, Mr. Marchuk was Director Corporate Human Resources for E.I. Du Pont De Nemours and Company (“E.I. Du Pont”), a company involved in science and technology in a range of disciplines, including high-performance materials, synthetic fibers, electronics, specialty chemicals, agriculture and biotechnology. From September 1999 to November 2001, Mr. Marchuk was Director Global HR Delivery for E.I. Du Pont. From February 1999 to August 1999, Mr. Marchuk served E.I. Du Pont as its Global HR Director Global Services Division.

Robin A. Walker-Lee has been our Executive Vice President, General Counsel and Secretary since February 2010. Prior to joining TRW, from October 2009 to January 2010, Ms. Walker-Lee was Assistant General Counsel, Operations for General Motors Company (together with its predecessor General Motors Corporation, “GM”), an automobile manufacturer. From 1998 to October 2009, Ms. Walker-Lee was General Counsel for GM — Latin America, Africa and Middle East and from 2003 to October 2009 also served as its Vice President of Public Policy. From August 2008 to July 2009 Ms. Walker-Lee also was on special assignment to the General Counsel of GM.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in the Proxy Statement and based on such review and discussion recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement and incorporated by reference into the Annual Report on Form 10-K.
COMPENSATION COMMITTEE:
Francois J. Castaing (Chair)
J. Michael Losh
Compensation Discussion and Analysis
Executive Summary
We believe that our executive compensation program is effective in implementing our compensation philosophy and promoting its goals. We further believe it is instrumental not only in helping us attract and retain a highly experienced and focused team to manage the Company, but also in driving performance by our executives, which in turn drives Company performance and shareholder value. These views are based on the following:
•	Performance. After successfully managing through the dramatic downturn in the automotive industry in late 2008 and 2009, the Company leveraged its strengthened capital structure and low cost base to achieve outstanding performance metrics in 2010, which included record results with respect to the Company’s overall profitability, cash flow generation, debt reduction and new business wins. Further information regarding the Company’s performance is set forth in our 2010 annual report, which is part of the proxy materials.
•	Alignment with Operating Performance. Annual cash incentive payments measure performance against two separate financial metrics which are described below, EBITDAP and cash flow (together representing half of the 2010 award), as well as additional factors deemed relevant by the Compensation Committee (representing the other half). These payments, which reflect the Company’s strong performance in 2010, are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.
•	Alignment with Stockholder Interests. Both the executive’s long-term incentive compensation and our stock ownership guidelines, which establish eligibility for equity awards, help align executive and stockholder interests. The target value of each component of 2010 long-term incentive compensation was set (and is anticipated to be set on an ongoing basis) so that approximately 30% is in the form of stock-settled stock appreciation rights (“SSARs”), 50% is in the form of restricted stock units (“RSUs”) and 20% is in the form of a long-term cash incentive award. Each component utilizes a three-year vesting cycle to promote a long-term focus.

•	The SSARs reward a holder only if the fair market value of TRW’s common stock increases above the grant date fair value.
•	The restricted stock units retain value in accordance with TRW’s stock price.
•	The long-term cash incentive award is a hybrid: each tranche retains its target value if TRW’s stock price at the time of determination for that tranche is between 70% and 130% of the baseline price — if it is lower than 70%, the tranche’s value is adjusted to zero and if it exceeds the baseline price by more than 130%, the tranche’s value is adjusted to 130% of target.
The grant date fair value of these awards is identified in the “Option Awards” column (for SSARs) and the “Stock Awards” column (for RSUs and the cash component) of the Summary Compensation Table. Further detail is provided in the Grants of Plan-Based Awards table below and the narrative that follows.
While our executive compensation program has remained substantially the same over time, certain aspects of the executives’ 2010 compensation are worth noting:
•	SSARs, which were awarded with a cap on their maximum value, were granted to our executive officers in place of stock options in 2010 in order to mitigate the associated cost to the Company caused by the volatility in TRW’s stock price in recent years and to temper the potential upside gain and associated risk. As described in more detail below, the SSARs operate similarly to options.
•	In August 2010, tranche A of the retention award granted to each named executive officer at the beginning of 2009 was paid pursuant to the terms of the awards. Due to the three-year retention feature of such awards, each amount paid is subject to recoupment in the event of the executive’s voluntary termination (other than for Good Reason) or involuntary termination for Cause prior to February 26, 2012. (These capitalized terms are defined below under “Compensation of Executive Officers — Termination and Change in Control Provisions”). The retention awards are described below under “Compensation of Executive Officers — Summary Compensation and Plan-Based Awards.” The retention award amounts paid to each executive are included in the “Bonus” column of the Summary Compensation Table.
•	The terms of the cash incentive awards, which have been retained as an ongoing component of the executive officers’ long-term incentive compensation, were changed from the construct used in the 2009 grant. While they continue to have a three year vesting cycle, after each year one tranche is adjusted and paid to the executives based upon the average share price over a 90-day determination period compared to the baseline share price at the beginning of the tranche’s one-year period, as described above in this Executive Summary.
•	The Compensation Committee authorized the Company to establish new defined contribution plans for certain of its named executive officers, after considering the market competitiveness of the Company’s pension plans and in light of the Company’s actions in 2009 to freeze its U.K. pension plan and to reduce the benefit accrual rate under its U.S. salaried pension plan (the U.S. plan was ultimately frozen effective December 31, 2010). Pursuant to these arrangements, each year an amount equal to 10% of the sum of the annual base pay and annual cash incentive (bonus) award of each of Mr. Cantie and Mr. Marchuk is credited to an unfunded plan. In addition, for Mr. Lunn, the Company will contribute £225,000 per annum in each of 2010 and 2011 and £200,000 per annum thereafter to an employer-financed retirement benefit plan. These arrangements are described below under “— Defined Benefit Pension Plans and Defined Contribution Arrangements.”

Further information concerning each element of executive compensation and the compensation earned by each named executive officer for 2010 is set forth below.
Oversight of the Executive Compensation Program
The Compensation Committee of our Board of Directors (the “Committee”) administers our executive compensation program. The members of the Committee are Francois J. Castaing and J. Michael Losh, both of whom are independent. As set forth in further detail under “Committees of the Board of Directors” above, the Committee has responsibility for establishing overall compensation philosophy, setting compensation for the Chief Executive Officer (the “CEO”) and approving compensation for the other executive officers, including the Chief Financial Officer (the “CFO”), upon the recommendation of the CEO.
The Committee determines the CEO’s compensation levels with respect to base salary, stock options or stock appreciation rights, RSUs, cash incentive awards and any other incentive payments or awards based on the Committee’s assessment of his performance and in light of market data for comparable positions within a comparator group. The CEO presents to the Committee his recommendation for compensation levels for each other executive officer with respect to base salary, stock options or stock appreciation rights, RSUs, cash incentive awards and any other incentive payments or awards based on his evaluation of such executive’s performance and in light of market data for comparable positions within a comparator group as described below. Following this presentation and review of the market data, the Committee makes its own assessments and determines the compensation components and amounts for each executive officer. The members of the Committee also have the opportunity to meet with each of the executive officers at various times during the year, which allows the Committee to complement the CEO’s assessment with its own observations of each individual’s performance.
Surveys, Consultants and Benchmarking
TRW uses the Towers Watson U.S. Executive Compensation Database as a source of relevant market data for compensation decisions for executive officers other than the CEO and the CFO. This source provides compensation data on the executive positions for which comparable data in sufficient quantity for analysis is not otherwise readily available, given the nature of the positions. Regression analysis of the comparable data points is used to obtain appropriate market data. For 2010, Towers Watson provided market data from approximately 700 companies in the “general industry group” of this database with median revenues of $5.1 billion. At the time the information from this database was utilized for 2010 compensation decisions, the Committee was not aware of the identity of the included companies.
We benchmark the compensation of our CEO and CFO against a proxy group of automotive, industrial and manufacturing companies. When the group was initially chosen for 2008’s analysis, a size range of one third to three times TRW’s revenue was targeted in order to include a sufficient number of automotive companies. Although their relative size has shifted, for 2010 we continued to use the same 22 companies in this comparator group for consistency. For 2010, these companies ranged in revenue size from one-eighth to three times TRW’s annual revenues and had median revenue of $10.2 billion and average revenue of $12.1 billion. The companies in this group for 2010 were as follows:

•	American Axle & Manufacturing Holdings, Inc.	•	Ingersoll-Rand plc
•	Applied Materials, Inc.	•	Johnson Controls, Inc.
•	ArvinMeritor, Inc.	•	Lear Corporation
•	BorgWarner Inc.	•	Masco Corporation
•	Caterpillar Inc.	•	PACCAR Inc.
•	Cummins Inc.	•	Parker-Hannifin Corporation
•	Danaher Corporation	•	Tenneco Inc.
•	Deere & Company	•	Terex Corporation
•	Eaton Corporation	•	Textron Inc.
•	Emerson Electric Co.	•	Visteon Corporation
•	The Goodyear Tire & Rubber Company	•	Whirlpool Corporation
The survey and other compensation data gathered is used to establish competitive levels for each executive officer’s total direct compensation (base salary, annual cash incentive compensation and long-term incentive compensation), targeting such compensation to fall between the 50th and the 75th percentile of the market data, taking into account the executive’s experience, performance and value to TRW. Although the Committee uses these levels as guidelines rather than rigid target ranges, the total direct compensation of all but one of our executive officers in 2010 fell within the targeted range, with the remaining officer, who is not the CEO or CFO, being above the range, in part due to difficulties in identifying appropriate comparable matches in the market data due to the nature and breadth of his position.

During 2010, TRW’s management engaged Towers Watson to provide data from both sources described above. The engagement was a continuation of management’s work with Towers Perrin, which merged with Watson Wyatt to form Towers Watson effective January 1, 2010.
In 2009 Towers Perrin was also engaged by TRW’s management to assist in reviewing the design of its long-term incentive compensation arrangement for executive officers, including advice on incentive design considerations, modeling of long-term incentive grant mixes by position and nature and types of vehicles to use. This data was used in deciding 2010 compensation awards for executive officers. TRW’s management instructed Towers Perrin to provide general advice on compensation trends and alternatives, as well as its design recommendation. Although these services were performed by Towers Perrin in 2009 they related to the 2010 executive compensation program.
In 2009, Towers Perrin provided TRW with both the executive compensation services described above as well as the following additional services:
•	Actuarial and administrative services with respect to our Canadian, Spanish and Portuguese pension plans;
•	Health care consulting for our Canadian active and retiree medical plans; and
•	Investment consulting with respect to our Canadian pension plan investments.
In addition to executive compensation and the additional services noted above, in 2010 Towers Watson also provided the following additional services:
•	Health care consulting for our U.S. active and retiree medical plans.
Fees paid to Towers Perrin for services performed during 2009 and 2010 were as follows (services relating to surveys and benchmarking are included in the “executive compensation” fees):

	2009 Fees	2010 Fees
Executive Compensation	$32,568	$17,609
Other Services	$991,563	$2,699,898

Total	$1,024,131	$2,717,507
The individual providing executive compensation consulting services for TRW’s management left Towers Watson and joined Pay Governance LLC. TRW’s management has engaged Pay Governance to provide it with executive compensation consulting services beginning in the fourth quarter of 2010.
Executive Compensation Philosophy and Principles
Our executive compensation program is designed to attract first-class executive talent; retain key leaders; reward past performance; and motivate the executive officers to improve our financial position, to be personally accountable for TRW’s performance and to make decisions about our business that will increase stockholder value. It is also intended to align the long-term interests of our executive officers with those of our stockholders. We use a variety of compensation elements for both our executive officers and the broader leadership team to help create an environment that focuses executives on working collaboratively to deliver business results and increase stockholder value.
Many facets of our compensation program for executive officers, including matters such as base salary, annual cash incentive targets, pension plan arrangements and the termination and severance provisions described below, are covered by employment agreements. While the forms of these agreements were originally negotiated in 2003 between Blackstone and our executive officers at the time in connection with the leveraged buyout of our company by a Blackstone affiliate and the risks inherent thereto, we believe that the benefits set forth in such agreements are in line with benefits afforded to executives of similarly sized companies. The Committee’s annual review of compensation information gathered by consultants as described above continues to support this view. As a result, the term of certain of these agreements has been extended and the same basic agreement has been provided to executive officers who joined TRW after the Blackstone purchase.

While the Committee recognizes the potential value of the termination and severance arrangements in the event of a termination or change in control, which would allow our executives to remain focused on running the business in such circumstances, the Committee considers severance plans separate and distinct from ongoing compensation plans with each serving a separate and unique purpose. As a result, no direct relationship between those arrangements and current compensation decisions is considered.
The following principles reflect our compensation philosophy:
1.	Compensation levels will be market competitive and will recognize skill, knowledge and experience.
The Committee reviews the compensation data described above to ensure that our executive compensation program is competitive. Its analysis is not limited to companies in the automotive industry because our competition for qualified executives is not so limited and, for some executive positions, skills or experience from a varied set of backgrounds may be desirable. This data is used to ensure that, for each executive position, the Committee’s actions on the various elements of executive compensation are appropriate, reasonable and consistent with our philosophy, considering the skill, knowledge and experience of our executives and the various markets in which we compete for executive talent.
2.	Incentive compensation will reward short- and long-term business performance and align executive interests with stockholder interests.
Short-term performance has been measured by financial metrics that are set by the Committee annually. The Committee rewards achievement of these objectives through the annual cash incentive (bonus) program. Although this program is short-term in nature, the goals set each year are designed, over the long run, to enhance stockholder value and ensure TRW’s long-term viability and success.
Long-term performance is generally rewarded through equity awards that are granted each year under the Amended & Restated TRW Automotive Holdings Corp. 2003 Stock Incentive Plan (as amended, the “Stock Incentive Plan”) as well as the long-term cash incentive awards granted each year, the payout value of which is determined by reference to TRW’s stock price movement. The awards under the Stock Incentive Plan have generally consisted of RSUs and stock options or stock appreciation rights. These awards directly tie the executives’ long-term income growth potential to the value of, and growth in, our stock price thereby aligning executives’ interests with that of our stockholders.
3.	Compensation at risk will rise with position level.
The Committee believes that the proportion of an executive officer’s total compensation that varies with performance (either our financial performance or the value of our stock) should increase as the scope and level of the individual’s responsibilities increase. The target percentages of base pay set for each executive’s annual incentive (bonus) payment support this philosophy. The target set for our CEO is 200% of base pay, the COO 130% and the other named executive officers 90%.
For fiscal 2010, approximately 71%, 64% and 69%, respectively, of the total direct compensation (the sum of base salary, annual cash incentive payment, Tranche A of the retention award which was paid in August 2010 and the grant date fair value of SSARs, RSUs and the long-term cash incentive award) of the CEO, CFO and COO was at risk in terms of either our financial performance or the value of our stock. For the other named executive officers 56% to 62% was at risk.
4.	There will be balance in our compensation mix.
To encourage appropriate decision-making and facilitate the alignment of the interests of our executives with the interests of TRW and its stockholders, we provide a mix of fixed and at risk compensation. The Committee believes that the allocation of at risk compensation between annual cash incentive payments and various long-term incentives including cash, RSUs and stock options or stock appreciation rights, is reasonable for the Company given our business objectives and is comparable to that used by our peer group.

Although the Committee believes that a considerable amount of executive compensation should be linked to the delivery of stockholder value, the Committee also recognizes that, while stock prices may reflect corporate performance over the long term, other factors, such as general economic conditions and varying attitudes among investors toward the stock market in general and specific industries and/or companies in particular, may significantly affect stock prices at any point in time. Accordingly, the cash components of base salary and the annual cash incentive plan opportunity within the executive compensation program emphasize each executive’s contribution to TRW as well as current corporate performance and the realization of specific annual financial objectives that are independent of fluctuations in the stock price.
Each executive officer receives a competitive amount of fixed cash compensation (salary) annually with the opportunity to increase that amount based on the extent to which we attain our specific objectives (such as EBITDAP and cash flow). That cash compensation is complemented by an opportunity to earn a substantial amount of additional compensation through awards of RSUs, stock options or stock appreciation rights, and an annual long-term cash incentive award, each of which can increase in value based upon increases in our share price.
Elements and Execution of the Executive Compensation Program for 2010
The primary elements of our 2010 executive compensation program were:
•	base salary;
•	an annual cash incentive opportunity;
•	equity awards in the form of stock-settled stock appreciation rights (each, a “SSAR”) and restricted stock units (each, an “RSU”);
•	long-term cash incentive awards;
•	the payment of tranche A of the retention awards granted in 2009;
•	retirement and other post-termination benefits; and
•	other miscellaneous benefits.
Base Salary
At the beginning of each year the Committee reviews and determines, in its discretion, the amount of any increase in the base salaries of the Company’s executive officers after receiving management-provided market data and evaluating individual performance. The executive officers’ employment agreements provide that their salary at any point cannot be decreased.
In 2010 the base salary increase for our named executive officers ranged from 3.0% to 10% with the average for the group being 7.3%. The Committee determined these increases were appropriate given the executive officers’ salaries compared to market (including increases of 10% and 9.6%, respectively, for two executives whose base salaries were below the market median), and TRW’s strong performance through the automotive downturn and subsequent recovery. In addition, the executives had received no salary increase in the prior year due to the economic environment at the time.
Annual salaries of TRW’s named executive officers during fiscal 2010 are shown in the Summary Compensation Table on page 38.
Annual Cash Incentive (Bonus) Program
The annual cash incentive program provides executives with the opportunity to earn annual cash payments based upon our achievement of specific objectives set for each fiscal year.

The target payout is set at a fixed percentage of base salary which is specified in each executive officer’s employment agreement. The Committee believes that, in years when our performance is better than the objectives established, executive officers should be paid more than target and, when performance does not meet such objectives, the payout should be less than target. However, regardless of the extent to which we exceed the established goals, for 2010 the annual cash incentive compensation was generally capped at 125% of an executive’s target award. Accordingly, the payout range as a percentage of base salary for each named executive officer for fiscal 2010 was as follows:

Position	Target	Payout Range

Chief Executive Officer	200%	0 – 250%
Chief Operating Officer	130%	0 – 162.5%
Other Named Executive Officers	90%	0 – 112.5%
Although the executives’ target awards are above market median, the 2010 cap was below market median resulting in the maximum cash incentive opportunity at market median. In most years the Committee will award all executive officers the same bonus percentage. However, once the incentive percentage is determined as described above, the Committee may, based upon exceptional circumstances which would be identified, increase the cash incentive compensation paid to a particular executive officer based upon the Committee’s assessment of that individual’s performance and contributions toward the achievement of TRW’s goals.
To calculate the executive officers’ cash incentive payments, each executive’s target award, expressed in dollar terms, is multiplied by the bonus percentage, which measures the extent to which we achieved the goals set and is calculated as described in the following paragraphs. For 2010, as in past years, there were three components to the goals set under the program, each of which represented a portion of the bonus percentage: a defined EBITDAP target, a defined cash flow target and additional factors which could include industry-specific and general economic conditions as well as strategic factors (“Additional Factors”). As a result of the continuing difficulty in accurately forecasting global automobile production and other factors, the Committee elected to retain the weighting of each of the components that was used in the previous year. As a result, the weighting of each of the EBITDAP and cash flow factors remained at 25% and the weighting of the Additional Factors remained at 50%.
While the Committee may exercise judgment over all three components, the first two are primarily formulaic. Attaining 100% of the stated objective will result in a payment of the target amount. An overachievement of the objective delivers an increase in the payment, subject to the cap of 125% of the target payment for 2010, and attaining less than 100% of the stated objective delivers a percentage decrease in the target payment. The application of the cap to 2010 performance and the threshold performance that was required for the minimum payout for 2010 are both discussed below. The Committee may make adjustments to EBITDAP or cash flow objectives to reflect unusual or other factors, such as unbudgeted acquisitions or disposals.
The definition of EBITDAP and cash flow are as follows:
•	EBITDAP is earnings before interest, taxes, depreciation and amortization, defined benefit pension and post-retirement benefits other than pensions (“OPEB”) expense, certain non-cash charges, one-time transaction related costs and unbudgeted expenses related to major recalls.
•	Cash Flow is EBITDAP (as defined above) minus capital expenditures plus or minus change in net working capital and plus or minus a capital charge on working capital levels in excess of, or below, budgeted levels.
For the purpose of such calculations, annual cash incentive payments are accrued at targeted levels.
The final component, Additional Factors, is discretionary by its nature and allows the Committee to consider such items as TRW’s performance versus general industry conditions, and managements’ achievement of specific strategic factors. Examples include the integration of an acquisition, execution of a desired shift in customer mix, the launch of a new product line, new business awards, advancement of strategic customer and supplier relationships, acquisition and disposal activity, or management of benefit plans, the Company’s capital structure and taxes, among others.

The financial targets for the 2010 fiscal year were set at the beginning of 2010 when the Board had reviewed the 2010 annual operating plan. Financial target bands (rather than a set target amount) were established for the EBITDAP and cash flow components. Achievement within the band would result in that component yielding 25% toward the overall bonus percentage. The target EBITDAP band was set at $755 million to $830 million. For achievement of $913 million or more of EBITDAP, the cap would apply to limit the component’s score to 31.25%. EBITDAP of $680 million was required for the minimum score of 8% for this component. No annual incentive compensation would be earned for this component if EBITDAP was lower than this minimum. The target cash flow band was set at $363 million to $438 million. For achievement of cash flow of $482 million or better, the cap would apply to limit the component’s score to 31.25%. Cash flow of $327 million was required for the minimum score of 8% for this component. No annual incentive compensation would be earned for this component if cash flow was lower than this minimum.
In 2010 we achieved EBITDAP and cash flow significantly in excess of the high end of the applicable target band, generating a score for each component that was limited to 31.25% due to the 125% cap. In making its assessment of the Additional Factors component, the Committee recognized the following achievements: we significantly exceeded our plan for operating income due to not only higher sales but also favorable operational performance; we exceeded a variety of other financial metrics of our plan, resulting in favorable interest and tax results and a reduction in net debt along with additional pension contributions made; we achieved a record level of new business awards to support our future growth, including emerging market growth opportunities; we actively managed the industry recovery to maintain cost reductions where possible; we proactively restructured benefit plans, reducing balance sheet liabilities; and we maintained a high level of quality with no major recalls in 2010. As a result of the foregoing, the Committee awarded a score of 62.50% for the Additional Factors, which was the maximum level allowed for this component, resulting in an overall bonus percentage of 125% and payment to each executive officer other than the CFO of 125% of such executive’s target annual cash incentive award. The Committee determined that, due to the CFO’s extraordinary effort and contributions to the Company, he would receive an additional $56,250, or 9% increase, in his cash incentive payment, which resulted in an aggregate annual cash incentive payment of 136% of his target award.
The Committee believes that the fiscal 2010 cash incentive payments are consistent with our strategy of rewarding our executive officers for the achievement of important, challenging business goals and resulted in reasonable performance-related bonus payments to the executive officers.
Annual cash incentive payments paid to the named executive officers for fiscal 2010 are shown in the Summary Compensation Table on page 38, with the additional amount awarded to the CFO, as described above, included in the “Bonus” column.
SSARs and RSUs
Both SSARs and RSUs were awarded to executives under our Stock Incentive Plan in 2010. SSARs, which were awarded with a cap on their maximum value, were granted to our executive officers in place of stock options in 2010 in order to mitigate the associated cost to the Company caused by the volatility in TRW’s stock price in recent years and to temper the potential upside gain and associated risk. Annual equity awards are targeted to be made within one week after we file our Annual Report on Form 10-K. We believe this practice allows the market to absorb material information (such as fourth quarter and annual financial results) before equity awards are priced and we intend to continue with this practice.
The Committee granted a specific number of SSARs and RSUs to each executive officer and determined the aggregate amount of SSARs/options and RSUs to be granted to non-executive employees. In 2010, the Committee delegated to the CEO the authority to determine prior to the grant date (which was the same as for executive officers) the non-executive employees who would receive such grants and the portion of the aggregate amount granted to each such employee. To the extent this total was not exceeded, the Committee authorized the CEO to grant additional options and RSUs in the future to new hires or other employees, excluding executive officers. In 2010 the CEO made an immaterial grant under this delegation to one individual.

The Committee believes using RSUs in combination with stock options or SSARs provides a better balance between risk and potential reward than a grant of only stock options/SSARs, which could create an incentive for executives to engage in risky behavior to drive up the stock price in order to maximize exercise proceeds. Like a stock option, a SSAR rewards a holder only if the market value of the common stock increases above the grant date fair value (the exercise price, in the case of stock options) and the individual remains employed with us until the SSAR vests. SSARs link a significant portion of the executive officers’ compensation to the interests of our stockholders by providing an incentive to take actions that increase the value of our common stock over the long term. On the other hand, RSUs retain value in accordance with the price of the common stock as long as the individual remains employed by us until the RSUs vest. The combination of these equity grants thus serves as a more effective and risk sensitive incentive for our management team.
Only executive officers and other senior managers (who are generally classified at the director level or higher) who have met our stock ownership guidelines are eligible for equity awards. This further aligns the interests of management with those of our stockholders. These individuals generally have a three to five year period (depending on their level) over which to meet the guidelines. Unexercised stock options or SSARs and unvested RSUs do not count toward satisfying the requirements. The stock ownership requirements of the named executive officers are as follows:

Position	Target # of Shares

Chief Executive Officer	120,000
Chief Operating Officer	55,000
Other Named Executive Officers	25,000
Each of the named executive officers exceeds these suggested guidelines. See the section entitled “Security Ownership of Certain Beneficial Owners and Management” above.
In deciding on the 2010 awards of SSARs and RSUs the Committee considered the market data provided by Towers Perrin, which had been updated to January 1, 2010, to establish the target value for each executive based on such executive’s position, and then evaluated each executive’s recent performance, overall contribution and value to TRW, including the individual’s importance to achieving our strategic objectives, and the need to retain the executive to provide long-term value to TRW. The Committee did not judge performance, contribution or value to TRW based on a formal rating scale but rather holistically through discussion with the CEO on each executive as well as through the Committee members’ own observations in interactions with the executive officers.
SSARs and RSUs granted to the named executive officers during fiscal 2010 are shown in the Grants of Plan-Based Awards table on page 40.
Long-Term Cash Incentive Awards
The Committee elected in 2010 to utilize, on an ongoing basis, a cash component as part of the long-term incentive compensation of our executive officers, to complement the SSAR and RSU awards under our Stock Incentive Plan. The market data provided by Towers Perrin indicated that companies within our Proxy 22 generally utilized a cash component as part of their long-term incentive compensation arrangements, and the Committee felt it would be appropriate to similarly utilize such a component on an ongoing basis. The terms of these awards are summarized below under “Compensation of Executive Officers — Summary Compensation and Plan-Based Awards.” The threshold, target and maximum payouts applicable to the long-term cash incentive awards granted in fiscal 2010 to each of the named executive officers are shown in the Grants of Plan-Based Awards table on page 40.
2009 Retention Awards
As we reported in last year’s proxy statement, in 2009 the Committee granted special retention awards to each of our executive officers at that time and to certain other senior leaders. Half of each award vested and was paid (subject to recoupment) in August 2010, on the 18 month anniversary of the grant date, to each executive that remained employed by the Company at that time. The terms of these awards are summarized below under “Compensation of Executive Officers — Summary Compensation and Plan-Based Awards.” The amount paid to each executive on the 18 month anniversary is included in the “Bonus” column of the Summary Compensation Table on page 38.

Defined Benefit Pension Plans and Defined Contribution Arrangements
The CFO and Executive Vice President, Human Resources, participate in the TRW Automotive Salaried Pension Plan, our tax-qualified defined benefit pension plan, on the same terms as other U.S. salaried employees. Because the Internal Revenue Code limits the pension benefits that can be accrued under a tax-qualified defined benefit pension plan (based on an annual compensation limit), we have also established and maintain the TRW Automotive Inc. Supplemental Retirement Income Plan (the “SRIP”). The SRIP is an unfunded supplemental defined benefit pension plan for U.S. based executive officers to compensate these individuals for the limitations on their pension benefit and provide comparable level retirement benefits to those provided to other employees. Effective December 31, 2010 future benefit accruals in the TRW Automotive Salaried Pension Plan and the SRIP ceased when those plans were frozen as of that date.
In February 2010 it was determined that the benefits for our CFO and our Executive Vice President, Human Resources, were significantly below market levels for similarly situated executives. As a result, the Committee approved a nonqualified defined contribution arrangement pursuant to which contributions in an amount equal to 10% of the sum of each such executive’s annual base pay and annual cash incentive (bonus) award are credited to an unfunded plan. The Company’s Benefit Equalization Plan was utilized for this purpose. 2010 contributions totaled $122,115 and $80,793 for the CFO and the Executive Vice President, Human Resources, respectively, and are included in the “All Other Compensation” column of the Summary Compensation Table on page 38 and in the Nonqualified Deferred Compensation table on page 47.
The CEO, COO and Executive Vice President, Sales and Business Development have participated in the TRW Pension Scheme, a tax-approved defined benefit pension plan, on the same basis as similarly situated employees in the United Kingdom. See note 1 to the Pension Benefits table on page 44. Effective October 1, 2009 the TRW Pension Scheme was amended to cease further benefit accruals by employee members after September 30, 2009. Prior to that effective date, each of the CEO and the Executive Vice President, Sales and Business Development, elected to retire under the terms of the TRW Pension Scheme and commenced receiving benefits thereunder. As a result, the cessation of accruals under this plan did not affect the benefits of either of these executives. Payments received from the TRW Pension Scheme in 2010 by each such executive are reflected in the Pension Benefits table.
The CEO, in accordance with the terms of his employment agreement, participated in the TRW Automotive Inc. Executive Supplemental Retirement Plan (the “Original SERP”), a nonqualified plan. The intent of the Original SERP was to provide the CEO with a benefit in an amount equal to what he otherwise would have received had he participated in the pension plan for salaried employees in the United States (as such plan existed on the date of his employment agreement) and been credited with his years of service under the TRW Pension Scheme. Benefits otherwise payable under the Original SERP were to be offset by payments the CEO would receive under the TRW Pension Scheme except for any postretirement cost-of-living adjustments. Accordingly, certain of the terms were modified from what otherwise would have been provided for in the U.S. plan to allow for this coordination. In December 2008 the Company agreed to modify this arrangement by terminating the Original SERP and contributing the entire accrued benefit under that plan as of January 2, 2009 into a secular trust, in respect of which the CEO was a contingent beneficiary. The amounts placed in the secular trust were subject to a two year cliff vesting provision. The CEO became vested in his right to receive the amounts held in the secular trust on December 31, 2010 and, accordingly, the amount of $19,707,390 was paid to him.
The Company also established the John C. Plant 2009 Supplemental Retirement Plan, effective as of January 1, 2009 (the “New SERP”) to provide the CEO with pension benefits for his service from January 1, 2009 forward. The New SERP provides the CEO with essentially the same terms as the Original SERP, although under the New SERP the interest rate used in the determination of lump sum distributions was fixed at the 30 Year U.S. Treasury Rate as of November 30, 2008, of 4.0%. The effect of this provision resulted in an increase in pension value of $1 million dollars in 2008, but had no impact in 2009 or in 2010. Further, accruals under the New SERP will be reduced by the amounts paid from the secular trust and by accruals under the TRW Pension Scheme after December 31, 2008. Accruals under the New SERP may also be increased to reflect an additional retention incentive credit of up to $3.7 million, which is subject to a four year cliff vesting provision pursuant to which the CEO will generally forfeit all rights to receive such amounts if he voluntarily quits or is terminated for Cause prior to December 31, 2012. However, in the event of the CEO’s death, Disability, a termination without Cause, a termination for Good Reason or his termination during a Window Period following a Change in Control (as such terms are defined below under “Compensation of Executive Officers — Termination and Change in Control Provisions”), he will be vested in the portion of the retention incentive credit earned through the date of such event. Similarly, the CEO’s regular benefits under the New SERP were subject to two year cliff vesting; he became fully vested in such benefits on December 31, 2010. As a result, his regular accrued benefits under the New SERP through such date (but not his retention incentive credit) totaling $8,385,064 were paid to him on or about December 31, 2010 with any subsequent accruals to be paid following his termination of employment.

The COO’s employment agreement provided for the extension of his participation in The Lucas Group Funded Executive Pension Scheme. This was a funded unapproved supplemental plan intended to provide additional benefits approximately equivalent to those the COO would have otherwise been entitled to under the TRW Pension Scheme without regard to Her Majesty’s Revenues and Customs limits on pensionable earnings. Benefits earned under this plan were dependent on continued participation in the TRW Pension Scheme. As a result of the aforementioned cessation of accruals in the TRW Pension Scheme, the COO ceased accruing a benefit in this plan and received a distribution of $5,592,903 in 2010. In February 2010 the Committee approved a nonqualified defined contribution arrangement pursuant to which the Company will make contributions in an amount equal to £225,000 per annum in each of 2010 and 2011 and £200,000 per annum thereafter to an employer-financed retirement benefit plan for the benefit of the COO. The first such contribution was made in November 2010. Given uncertainty relative to pending changes to the tax regime concerning these types of arrangements, the contribution otherwise required for 2011 was accelerated and made in December 2010. This accelerated contribution is subject to clawback provisions in the event the COO’s employment terminates prior to December 31, 2011. Total contributions made in 2010 were $720,214, which are included in the “All Other Compensation” column of the Summary Compensation Table on page 38 and in the Nonqualified Deferred Compensation table on page 47.
The actuarial present value of the accumulated pension benefits of each of the named executive officers as of December 31, 2010, as well as other information about our pension plans, are shown in the Pension Benefits table and footnotes thereto beginning on page 44. The Company’s contributions in 2010 to the nonqualified defined contribution arrangements described above are included in the Nonqualified Deferred Compensation table on page 47.
Retiree CEO Medical Plan
The CEO participates in the TRW Executive Postretirement Medical Plan, which is intended to provide retiree medical benefits pursuant to his employment agreement. Such benefits are intended to duplicate the benefits he would have received under the National Health System in the United Kingdom and the TRW retiree medical benefit plan in effect at the time he entered into the employment agreement. These benefits are extended to the CEO and to his covered spouse for the remainder of their respective lifetimes upon the CEO’s termination of employment for any reason, other than by the Company for Cause (as defined below under “Compensation of Executive Officers — Termination and Change in Control Provisions”). Coverage is noncontributory and is designed to pay secondary to Medicare upon attainment of Medicare eligibility. The obligation associated with these benefits as of December 31, 2010 determined in accordance with Accounting Standards Codification (“ASC”) 715-60, “Compensation — Retirement Benefits — Defined Benefit Plans — Other Postretirement” approximates $1,621,242 and has been recognized for financial reporting purposes. The more significant assumptions used in the determination of this amount include a discount rate of 5.5%, an initial health care trend rate of 7.63% as of December 31, 2010 descending down to an ultimate trend of 5% in 2018 and a normal retirement age, as defined in the plans in which the CEO participates.
Severance Plans
To ensure that the executive officers are protected against the loss of their positions in certain circumstances or following a transaction that involves a change in control, which would allow our executives to remain focused on running the business, each executive officer’s employment agreement includes certain severance and change in control provisions. As indicated above, the Committee continues to believe that it is in our best interests and the best interests of our stockholders to offer such protection to our executive officers. We compete for executive talent in a highly competitive market in which companies routinely offer similar benefits to senior executives.

Further, in the Committee’s view, the accelerated vesting of all or a portion of outstanding equity awards upon death, Disability, an involuntary termination without Cause, or a voluntary termination for Good Reason, or following a Change in Control (these capitalized terms are defined below under “Compensation of Executive Officers—Termination and Change in Control Provisions”) is a customary and reasonable component of an equity incentive program. The Committee believes that the equity awards granted to the executive officers have been reasonable in amount, and a substantial part of the value that would be received by them in the event of certain terminations or a Change in Control would result from the increase in the price of our common stock over the years. The Committee believes that this is an appropriate result since the share price increase would also benefit our stockholders, and the executive team would have contributed to that increase.
With respect to the long-term cash incentive awards granted in 2009 and 2010 and retention awards granted to the named executive officers in 2009, the following accelerated vesting provisions were deemed appropriate by the Committee and were included in the agreements governing the awards:
•	pro rata or partial accelerated vesting and payment in the event of the executive’s death, Disability, involuntary termination without Cause or voluntary termination for Good Reason (or retirement, in the case of the long-term cash incentive award only);
•	immediate full vesting and payment of the long-term cash incentive awards in the event of a Change in Control; and
•	immediate full vesting and payment of the retention awards in the event of executive’s involuntary termination without Cause or voluntary termination for Good Reason following or in connection with a Change in Control.
The amount of the estimated payments and benefits payable to the named executive officers assuming a Change in Control or a qualifying termination of employment as of the last day of fiscal 2010 are shown in the Potential Payments Upon Termination or CIC tables and the footnotes and narrative discussion related thereto beginning on page 47.
Perquisites and Other Personal Benefits
We maintain an executive medical plan for certain of our executive officers. In addition, executive officers are eligible to receive reimbursement for certain financial counseling and personal/spousal travel, automobile allowances and tax gross-ups for miscellaneous perquisite income items. The CEO and certain other executives are also eligible for club memberships. The Committee believes that in comparison to peer companies the level of perquisites is minimal which is consistent with our philosophy to maximize the amount of “at risk” pay of our executive officers.
In addition, TRW provides to its U.S.-based employees generally, including its executive officers so situated, certain life insurance benefits and matching contributions under the TRW Automotive 401(k) Savings Plan, f/k/a TRW Automotive Retirement Savings Plan for Salaried Employees (the “401(k) Plan”). Beginning in December 2010, the Company matching contribution in the 401(k) Plan was increased to a 100% match on the first 6% of income contributed.
The aggregate incremental cost to us of providing these benefits to the named executive officers during fiscal 2010 is shown in the Summary Compensation Table on page 38 and is detailed in footnote 6 to such table.
Benefit Equalization Plan
Another benefit available to our U.S.-based executive officers is the TRW Automotive Benefits Equalization Plan (“BEP”). All employees at or above the director level may participate in the BEP, which mirrors the benefits available to U.S. employees under the 401(k) Plan. In December 2010, the Company matching contribution in the BEP was changed to correspond to the matching provisions of the 401(k) Plan.
The individual contributions of the eligible named executive officers during fiscal 2010 to the BEP, including earnings on contributions to the BEP and total account balances as of the end of the fiscal year are shown in the Nonqualified Deferred Compensation table on page 47.

Tax Implications of Executive Compensation
Section 162(m) of the Internal Revenue Code limits to $1 million per year the federal income tax deduction available to public corporations for compensation paid for any fiscal year to the corporation’s Chief Executive Officer and the four other most highly-compensated executive officers as of the end of the fiscal year. This limitation does not apply to qualifying “performance-based compensation” as defined in the Internal Revenue Code. Certain of the incentive compensation awarded to our named executive officers in 2010, including the RSUs and long-term cash incentive awards, as well as a portion of the annual cash incentive payment earned by our executive officers for 2010, did not qualify as performance-based compensation for the deductibility exception. Notwithstanding the foregoing, the Committee believes that the interests of our stockholders are best served by not restricting the Committee’s discretion and flexibility in crafting compensation plans and arrangements, even though such plans and arrangements may result in certain non-deductible compensation expenses. Accordingly, the Committee may from time to time approve elements of compensation for certain executive officers that are not fully deductible, and reserves the right to do so in the future in appropriate circumstances.
Accounting Implications of Executive Compensation
We recognize compensation expense of all stock-based awards pursuant to the principles set forth in ASC 718, “Compensation — Stock Compensation.” Accordingly, we record compensation expense in our financial statements for stock options, SSARs, RSUs and other equity and equity-based awards granted.
Under ASC 718, cash-settled awards such as our long-term cash incentive awards and Tranche B of our retention awards granted in 2009 require variable accounting, whereby we record an initial liability based on the fair value of the awards at the grant date. We generally utilize a Monte Carlo simulation approach to calculate the fair value of these cash settled awards. The expense for the awards is recognized ratably over the vesting period, as adjusted for changes in the fair value at each reporting date, with a corresponding adjustment to the liability. As our total expense for the awards will equal the value paid to the recipients, the ultimate expense is not determinable until the end of the vesting period. Regardless of the accounting implications, the Committee believes that these awards are an essential component of our compensation strategy,
The Committee intends to continue to offer stock options, SSARs, RSUs and long-term cash incentive awards as part of the Company’s long-term incentives.

Compensation of Executive Officers
Summary Compensation Table

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation		All Other
Name and Principal		Salary[1]	Bonus[2]	Awards[3]	Awards[3]	Compensation	Earnings[4]		Compensation[6]	Total
Position	Year	($)	($)	($)	($)	($)	($)		($)	($)
John C. Plant Chairman of the Board, President and Chief Executive Officer	2010	1,869,231	2,500,000	5,630,252	640,946	4,537,500	6,990,932		393,605	22,562,466
	2009	1,680,000	—	3,493,788	269,100	4,200,000	12,590,721		519,105	22,752,714
	2008	1,673,333	—	3,657,000	1,702,000	2,520,000	—	[5]	377,915	9,930,248
Joseph S. Cantie Executive Vice President and Chief Financial Officer	2010	565,384	956,250	1,686,298	195,056	618,750	95,800		258,836	4,376,374
	2009	500,000	112,500	1,001,701	84,240	562,500	69,700		101,609	2,432,250
	2008	494,167	—	950,820	532,800	337,500	43,900		122,272	2,481,459
Steven Lunn Executive Vice President and Chief Operating Officer[7]	2010	824,236	700,000	1,715,899	199,398	1,404,538	—	[5]	750,857	5,594,928
	2009	798,650	—	1,118,662	100,620	1,269,044	1,890,400		389,364	5,566,740
	2008	934,693	—	1,072,720	636,400	706,681	—	[5]	1,288,703	4,639,197
Peter J. Lake Executive Vice President, Sales and Business Development	2010	574,500	400,000	867,368	100,868	624,375	231,306		102,010	2,900,427
	2009	539,000	—	643,901	72,540	606,375	2,456,392		197,989	4,516,197
	2008	537,250	—	731,400	458,800	363,825	—	[5]	88,633	2,179,908
Neil E. Marchuk Executive Vice President, Human Resources[8]	2010	411,346	350,000	476,740	57,114	450,000	57,000		147,822	1,950,022
	2009	365,000	—	292,781	25,740	410,625	15,500		45,616	1,155,262

1.	Other than for Steven Lunn, who is paid on a monthly basis, salary for 2010 reflects 27 pay periods during the calendar year as compared to the normal 26 pay periods reflected in salary for 2009 and 2008.

2.	Represents the payment in 2010 of tranche A of the retention award granted in 2009 and, for Mr. Cantie, an increase in his non-equity incentive plan compensation awarded to him in each year at the discretion of the Committee. For a description of the retention award, see “—Summary Compensation and Plan-Based Awards” below.

3.	Represents the aggregate grant date fair value in accordance with ASC 718. The stock awards column relates to RSUs and, for 2009 and 2010, the long-term cash incentive awards and, for 2009 only, Tranche B of the retention awards, and the option awards column relates to stock options or, for 2010, SSARs. For a breakdown of the grant date value for each of the 2010 stock awards and the estimated payouts under the long-term cash incentive awards, see the Grants of Plan-Based Awards table below. For assumptions made in the valuation, see Notes 15, 18 and 17, respectively, to our consolidated financial statements included in our Annual Reports on Form 10-K for each of the fiscal years ended December 31, 2010, 2009 and 2008.

4.	All of the amounts in this column represent changes in pension value. There were no above-market or preferential earnings on nonqualified deferred compensation for any of the named executive officers. The changes in 2010 pension values were primarily attributable to an additional year of service including interest therein as well as changes in the underlying assumptions including a lower discount rate necessitated by changes in economic conditions (for further information about the underlying assumptions, see Notes 8, 10 and 10, respectively, to our consolidated financial statements included in our Annual Reports on Form 10-K for each of the fiscal years ended December 31, 2010, 2009 and 2008). The 2010 changes in pension values for Messrs. Plant, Lunn and Lake also include negative impacts from currency fluctuations of $404,000, $24,000 and $135,000, respectively. The increases in 2009 pension values were primarily attributable to an additional year of service as well as changes in the underlying assumptions, including lower discount rate and higher inflation rate assumptions necessitated by changes in economic conditions. In addition, the amounts attributable to Messrs. Plant and Lake for 2009 include increases of approximately $2,833,000 and $750,000, respectively, resulting from their decision to retire from the TRW Pension Scheme prior to the dates anticipated by plan assumptions. In 2009, the TRW Pension Scheme was closed to new entrants and future benefit accruals for existing participants ceased. The 2009 changes in pension values for Messrs. Plant, Lunn and Lake also include positive impacts from currency fluctuations of $1,171,000, $426,000 and $431,000, respectively. The change in values for 2008 was attributable to a 14 month service period due to the required change in measurement date from October 31, 2007 to December 31, 2008. The amounts attributable to Messrs. Plant, Lunn and Lake for 2008 included changes attributable to currency fluctuations between the U.S. dollar and the British pound.

5.	Mr. Lunn experienced a net negative change in pension value of ($18,197) in 2010 resulting from changes in assumptions relative to his assumed retirement age. Messrs. Plant, Lunn and Lake each experienced a net negative change in pension value of ($2,054,600), ($278,500) and ($2,254,400), respectively, during 2008 resulting from negative currency fluctuations between the U.S. dollar and the currency of the TRW Pension Scheme (the British pound). Such fluctuations resulted in a reduction of the values in 2008 of $6,718,200, $1,695,700 and $1,595,700 for Messrs. Plant, Lunn and Lake, respectively. These reductions were partially offset by changes in the underlying actuarial assumptions from year to year and, for Mr. Plant, by a $1 million increase in his pension value resulting from a change in the interest rate used in the determination of his lump sum distributions, in accordance with the terms of Mr. Plant’s New SERP.

6.	The table below shows the components of “All Other Compensation” for the named executive officers for 2010. All perquisite amounts were calculated based on the actual amount paid to the executive or a third party.

	All Other Compensation for 2010 (Supplemental Table)
	John C.	Joseph S.	Steven	Peter J.	Neil E.
Compensation	Plant	Cantie	Lunn	Lake	Marchuk
Car Allowance	$39,600	$21,840	$21,320	$21,840	$21,840
Financial Counseling	39,730	12,115	5,423	12,110	12,115
Country Club Membership(s)	11,333	—	—	—	1,286
Personal/Spousal Travel	14,968	1,056	1,403	—	—
Executive Medical Premium	41,122	54,482	1,037	54,482	—
Costs of Life Insurance Benefits[a]	12,642	1,620	—	5,031	1,272
Costs of 401(k) Matching Contributions[a]	8,466	7,745	—	8,547	12,260
BEP Matching Contributions[b]	213,606	37,135	—	—	17,370
TRW Contributions to Non-Qualified Defined Contribution Retirement Plans [c]	—	122,115	720,214	—	80,793
Tax Gross-Ups For Miscellaneous Perquisite Income Items	12,138	728	1,460	—	886

Total	$393,605	$258,836	$750,857	$102,010	$147,822

[a]	TRW provides certain life insurance benefits and matching contributions under the 401(k) Plan to its U.S. based employees generally, including the executives indicated.

[b]	TRW provides matching contributions under the Benefits Equalization Plan (or “BEP”). These benefits are substantially equal to benefits that could not be provided under the 401(k) Plan because of limitations under the Internal Revenue Code of 1986.

[c]	TRW made contributions to the BEP for Messrs. Cantie and Marchuk and to a separate retirement benefit scheme in the U.K. for Mr. Lunn. The amount shown for Mr. Lunn includes the Company’s contributions for both 2010 and 2011, which were made in 2010. See “Compensation Discussion and Analysis — Defined Benefit Pension Plans and Defined Contribution Arrangements” above.

7.	Salary, non-equity incentive plan compensation, and the amounts included in all other compensation for Mr. Lunn were paid in British pounds and for the purposes of these tables were converted to the U.S. dollar equivalent. Generally, the exchange rate used was the average rate for the year (except in the case of the non-equity incentive plan compensation and the gross-up, which used the exchange rate on the date of payment of such amounts). The exchange rates used were as follows (exchange rates shown have been rounded):
•	Non-Equity Incentive Plan Compensation: 2010: $1.61 = £1.00; 2009: $1.54 = £1.00; and 2008: $1.43 = £1.00.
•	Gross-up: 2010: $1.54 = £1.00; 2009: $1.55 = £1.00 (represents a blend of the exchange rates applicable to two gross-up payments); and 2008: $1.46 = £1.00.
•	Other Amounts: 2010: $1.55 = £1.00; 2009: $1.58 = £1.00; and 2008: $1.85 = £1.00.
8.	Since Mr. Marchuk was not then a named executive officer, 2008 compensation information has been omitted.
Grants of Plan-Based Awards in Fiscal 2010
The following table sets forth information on plan-based compensation awards granted during TRW’s 2010 fiscal year to the named executive officers. On February 23, 2010 the Committee approved the awards with a grant date of March 3, 2010.
Grants of Plan-Based Awards for 2010

												Grant
												Date
								All Other	All Other			Fair
								Stock	Option			Value
		Estimated Possible Payouts						Awards:	Awards:	Exercise		of
		Under Non-Equity Incentive			Estimated Future Payouts			Number	Number of	or Base	Market	Stock
		Plan Awards[1]			under Equity Incentive Plan			of Shares	Securities	Price of	Price	and
		Thres-			Awards[2]			of Stock	Underlying	Option	on	Option
	Grant	hold	Target	Maximum	Threshold	Target	Maximum	or Units[3]	Options[4]	Awards[5]	Grant	Awards
Name	Date	($)	($)	($)	($)	($)	($)	(#)	(#)	($/Sh)	Date[6]	($)
John C. Plant	3/3/10	—	—	—	—	—	—	—	191,900	26.91	27.10	640,946
	3/3/10	—	—	—	—	—	—	157,200	—	—	—	4,230,252
	—	580,800	3,630,000	4,537,500	—	—	—	—	—	—	—	—
	3/3/10	—	—	—	1,400,000	1,400,000	1,820,000	—	—	—	—	1,400,000
Joseph S. Cantie	3/3/10	—	—	—	—	—	—	—	58,400	26.91	27.10	195,056
	3/3/10	—	—	—	—	—	—	47,800	—	—	—	1,286,298
	—	79,200	495,000	618,750	—	—	—	—	—	—	—	—
	3/3/10	—	—	—	400,000	400,000	520,000	—	—	—	—	400,000
Steven Lunn[7]	3/3/10	—	—	—	—	—	—	—	59,700	26.91	27.10	199,398
	3/3/10	—	—	—	—	—	—	48,900	—	—	—	1,315,899
	—	179,781	1,123,630	1,404,538	—	—	—	—	—	—	—	—
	3/3/10	—	—	—	400,000	400,000	520,000	—	—	—	—	400,000
Peter J. Lake	3/3/10	—	—	—	—	—	—	—	30,200	26.91	27.10	100,868
	3/3/10	—	—	—	—	—	—	24,800	—	—	—	667,368
	—	79,920	499,500	624,375	—	—	—	—	—	—	—	—
	3/3/10	—	—	—	200,000	200,000	260,000	—	—	—	—	200,000
Neil E. Marchuk	3/3/10	—	—	—	—	—	—	—	17,100	26.91	27.10	57,114
	3/3/10	—	—	—	—	—	—	14,000	—	—	—	376,740
	—	57,600	360,000	450,000	—	—	—	—	—	—	—	—
	3/3/10	—	—	—	100,000	100,000	130,000	—	—	—	—	100,000

1.	The estimated possible payouts under Non-Equity Incentive Plan Awards, which relate to TRW’s annual cash incentive (bonus) program, are described in the narrative below. For the actual amount awarded and paid for 2010, see the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

2.	These estimated future payouts under Equity Incentive Plan Awards are based on the range of payout possibilities set forth in the Cash Incentive Award Agreements with each named executive officer, as described in the narrative below.

3.	Represent RSUs granted under the Stock Incentive Plan.

4.	Represent SSARs granted under the Stock Incentive Plan.

5.	Based on fair market value under the Stock Incentive Plan, which is the average of the high and low sales prices of our common stock on the NYSE on the grant date.

6.	Based on the closing market price per share on the grant date.

7.	The exchange rate used for Mr. Lunn’s estimated possible payouts under Non-Equity Incentive Plan Awards was $1.61 = £1.00 (as rounded), the exchange rate on the date of payment of this compensation for the 2010 fiscal year shown in the Summary Compensation Table. The estimated future payouts under Equity Incentive Plan Awards were established in U.S. dollars, so no conversion is applicable.

Summary Compensation and Plan-Based Awards
General. Each of our named executive officers has an employment agreement with one of our subsidiaries. The agreements with Mr. Plant and Mr. Lunn extend for an indefinite term and the agreements with the other named executive officers currently extend until December 31, 2011, subject to automatic one-year extensions thereafter, unless notice is provided that the term will not be extended. Among other things, each of the agreements provides for:
•	base salary, which cannot be decreased at any point;
•	the target payout for annual cash incentive compensation which, as a percentage of base salary, is 200% for Mr. Plant, 130% for Mr. Lunn and 90% for the remaining named executive officers; and
•	certain severance and change in control payments as described below under “—Termination and Change in Control Provisions.”
See “Compensation Discussion and Analysis” above for a discussion of the factors considered in awarding various elements of compensation.
Bonus. Half of each of the retention awards granted in 2009 (“Tranche A”) vested and was paid in August 2010, on the 18 month anniversary of the grant date, to the executives that remained employed by the Company. However, under the terms of the award, such amounts are subject to recoupment in the event of the executive’s voluntary termination (other than for Good Reason) or involuntary termination for Cause prior to the 36 month anniversary (capitalized terms are defined below under “—Termination and Change in Control Provisions”). The grant date fair value of the other half of each award (“Tranche B”) was reported in the Summary Compensation Table in last year’s proxy statement, and will vest and become payable on the 36 month anniversary of the grant date, provided that the executive remains employed by the Company and the price of TRW’s stock is greater than $10.00 on any day during the last six months of the vesting period. The award is subject to accelerated vesting under certain circumstances as discussed below under “—Termination and Change in Control Provisions.” The target value of the retention award tranches granted to each named executive officer follow (this is a supplemental table):

	Target Value of	Target Value of	Total Target Value
	Tranche A (vested and	Tranche B (to vest	on Effective Date in
Name	paid on 8/26/2010)	on 2/26/2012)	2009
John C. Plant	$2,500,000	$2,500,000	$5,000,000
Joseph S. Cantie	900,000	900,000	1,800,000
Steven Lunn	700,000	700,000	1,400,000
Peter J. Lake	400,000	400,000	800,000
Neil E. Marchuk	350,000	350,000	700,000
Non-Equity Incentive Plan Awards. The targets shown in the Grants of Plan-Based Awards table above represent annual incentive targets set by the respective officer’s employment agreement, as described above. Under the annual cash incentive (bonus) program, the maximum payout for 2010 was generally capped at 125% of the target award and, at the low end of the payout range for 2010 (the “threshold” in the table above), 16% of the target award was payable. See the discussion of the annual cash incentive (bonus) program in the “Compensation Discussion and Analysis” section above which describes the financial objectives set for 2010 as well as the Company’s performance compared to those goals and the Committee’s analysis of that performance and a further discussion of the nonfinancial measures considered.

Equity Incentive Plan Awards. The amounts shown in the Grants of Plan-Based Awards table above relate to the long-term cash incentive awards granted in 2010. Each long-term cash incentive award consists of three equal tranches. Subject to certain early vesting provisions, one tranche will be adjusted as of each of the first three anniversaries of the grant date, based upon the value of TRW’s stock during the 90 day period following such adjustment date as compared to its value on the baseline measurement date which, for tranche A was the grant date, and for tranches B and C will be the first and second anniversaries, respectively, of the grant date. At the applicable determination date for each tranche, if the average stock price is between 70% and 130% of the baseline for that tranche, then the value of that tranche will remain at target. Because the payout at the low end of the scale will be equal to the target payout, the “threshold” and “target” amounts in the table above are the same, and assume that all three tranches remain at the target amount. If the average stock price is greater than 130% of the baseline, then the tranche’s value will be adjusted to 130% of its target value (the “maximum” in the table above represents the payout if all three tranches reach the maximum). If the average stock price is less than 70% of the baseline price, then the value of the applicable tranche will be adjusted to zero. One tranche will vest on each of the first three anniversaries of the grant date, provided that the executive remains employed by the Company, and will become payable after the applicable stock price determination period. The award is subject to accelerated vesting under certain circumstances as discussed below under “—Termination and Change in Control Provisions.”
Other Stock and Option Awards. In 2010 our named executive officers received SSARs and RSUs under the Stock Incentive Plan as set forth in the above tables (SSARs being reported in the option awards columns). Each SSAR permits the executive to receive the appreciation in value of one underlying share of common stock from the grant date to the exercise date, although the stock price at exercise is limited to a maximum value of $50.00. The SSARs also have an automatic exercise feature tied to this maximum stock value, so that if the fair market value of the stock (as calculated under the Stock Incentive Plan) is equal to or greater than $50.00 on a particular date, any vested and exercisable SSARs will be automatically exercised. Upon exercise, the SSARs will be settled in shares of TRW’s common stock. RSUs represent the right to receive shares of common stock on a one-for-one basis on the applicable vesting date if the individual continues to be employed by us. The SSARs and RSUs granted in 2010 vest one-third on each of the first three anniversaries of the grant date, and are subject to accelerated vesting under certain circumstances as discussed below under “—Termination and Change in Control Provisions.” The SSARs granted in 2010 expire on their eighth anniversary.
Comparison of Compensation Levels of Named Executive Officers. The Committee has not set a policy or practice to link or ratio any component of total direct compensation (base salary, annual cash incentive and long-term incentive compensation) or pension values between its named executive officers. The Committee continues to believe that comparing these compensation elements to the market for each executive is a more appropriate method for establishing market competitive compensation.
The Committee recognizes that in 2010 the CEO’s total compensation was approximately four times greater than the total compensation of the next highest paid executive. While the Committee believes that each of the named executive officers is compensated appropriately in comparison to the market for each position, the Committee also attributes the differences between the CEO’s and the other executive officers’ levels of compensation to the following factors:
•	approximately one-third of the CEO’s total compensation in 2010 is attributed to pension benefits which result from his long service with TRW and its predecessors (whereas the other executive officers have fewer years of service and/or participate in different legacy plans), combined with his supplemental retirement plan, to which he is entitled under the terms of his employment agreement, and which is further described above under “Compensation Discussion and Analysis — Defined Benefit Pension Plans and Defined Contribution Arrangements;”
•	the grant date fair value of the CEO’s SSARs grants, RSUs and other incentive plan compensation were a higher multiple of his salary than the other executive officers (other than Mr. Cantie) reflecting the Committee’s philosophy, discussed above under “Compensation Discussion and Analysis,” that compensation at risk will rise with position level; and
•	the Committee’s assessment of the relative value of the CEO’s contribution to TRW versus other executive officers’ contributions.

Outstanding Equity Awards at Fiscal Year-End December 31, 2010

		Option Awards				Stock Awards
							Market
		Number of	Number of			Number of	Value of
		Securities	Securities			Shares or	Shares or
		Underlying	Underlying			Units of	Units of
		Unexercised	Unexercised	Option		Stock That	Stock That
		Options	Options	Exercise	Option	Have Not	Have Not
	Grant	(#)	(#)	Price	Expiration	Vested[2]	Vested[3]
Name	Date	Exercisable	Unexercisable[1]	($)	Date	(#)	($)
John C. Plant	2/28/2003	100,000	0	20.00	2/28/2013	—	—
	2/28/2003	195,000	0	30.00	2/28/2013	—	—
	3/2/2005	196,000	0	19.82	3/2/2013	—	—
	2/27/2006	200,000	0	26.61	2/27/2014	—	—
	2/27/2007	215,000	0	30.54	2/27/2015	—	—
	2/26/2008	153,333	76,667	24.38	2/26/2016	50,000	2,635,000
	2/26/2009	0	153,334	2.70	2/26/2017	100,000	5,270,000
	3/3/2010	0	191,900	26.91	3/3/2018	157,200	8,284,440
Joseph S. Cantie	2/27/2006	53,000	0	26.61	2/27/2014	—	—
	2/27/2007	67,000	0	30.54	2/27/2015	—	—
	2/26/2008	48,000	24,000	24.38	2/26/2016	13,000	685,100
	2/26/2009	0	48,000	2.70	2/26/2017	26,000	1,370,200
	3/3/2010	0	58,400	26.91	3/3/2018	47,800	2,519,060
Steven Lunn	2/28/2003	96,000	0	30.00	2/28/2013	—	—
	4/29/2003	4,000	0	30.00	4/29/2013	—	—
	12/1/2003	10,000	0	30.00	12/1/2013	—	—
	2/27/2007	79,000	0	30.54	2/27/2015	—	—
	2/26/2008	0	28,667	24.38	2/26/2016	14,667	772,951
	2/26/2009	0	57,334	2.70	2/26/2017	29,334	1,545,902
	3/3/2010	0	59,700	26.91	3/3/2018	48,900	2,577,030
Peter J. Lake	2/28/2003	60,000	0	30.00	2/28/2013	—	—
	12/1/2003	7,000	0	30.00	12/1/2013	—	—
	2/27/2006	53,000	0	26.61	2/27/2014	—	—
	2/27/2007	58,000	0	30.54	2/27/2015	—	—
	2/26/2008	41,333	20,667	24.38	2/26/2016	10,000	527,000
	2/26/2009	20,666	41,334	2.70	2/26/2017	20,000	1,054,000
	3/3/2010	0	30,200	26.91	3/3/2018	24,800	1,306,960
Neil E. Marchuk	2/26/2008	0	7,334	24.38	2/26/2016	3,667	193,251
	2/26/2009	0	14,667	2.70	2/26/2017	7,334	386,502
	3/3/2010	0	17,100	26.91	3/3/2018	14,000	737,800

1.	As of December 31, 2010, all options granted in 2003 through 2007 had fully vested. Other than the 2003 grants (which vested 20%/year on each of the first five anniversaries of the grant date), all options granted, as well as the SSARs granted in 2010, vest at the rate of one-third/year on each of the first three anniversaries of the grant date.

2.	All RSUs held at December 31, 2010 vest at the rate of one-third/year on each of the first three anniversaries of the grant date.

3.	Based on the closing stock price on December 31, 2010 of $52.70.

Option Exercises and Stock Vested for 2010
The following table shows the value realized by each of the named executive officers during 2010 in connection with the exercise of stock options and vesting of RSUs.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting[1]	on Vesting[2]
Name	(#)	($)	(#)	($)
John C. Plant	1,141,666	27,941,862	143,334	3,848,685
Joseph S. Cantie	396,000	8,632,362	37,000	993,320
Steven Lunn	908,999	17,212,440	42,333	1,136,878
Peter J. Lake	493,000	10,014,135	29,000	778,900
Neil E. Marchuk	99,039	1,697,469	20,333	655,338

1.	Represents gross number of shares vested, although TRW nets a portion of these vested shares to pay the executive’s withholding tax due upon the vesting of the RSUs.

2.	Based on the fair market value of the common stock (the average of the high and low sales prices on the NYSE) of $26.57 per share on the February 26, 2010 vesting date; $27.50 per share on March 1, 2010, the first trading date after the February 27, 2010 vesting date; and $37.80 per share on the September 7, 2010 vesting date. The following number of shares vested for each executive:

a.	February 26, 2010 vesting: Plant 100,000, Cantie 26,000, Lunn 29,333, Lake 20,000 and Marchuk 7,333.

b.	February 27, 2010 vesting (which occurred on March 1, 2010): Plant 43,334, Cantie 11,000, Lunn 13,000, Lake 9,000 and Marchuk 3,000.

c.	September 7, 2010 vesting: Marchuk 10,000.
Pension Benefits for 2010

		Number of
		Years	Present Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)
John C. Plant[4]	TRW Pension Scheme[1]	32	15,558,700	667,377
	John C. Plant 2009 Supplemental Retirement Plan[2]	33	1,662,100	8,385,064
	Funded Secular Trust[2]	N/A	—	19,707,390
Joseph S. Cantie	TRW Automotive Salaried Pension Plan[3]	11	156,500	—
	TRW Automotive Inc. Supplemental Retirement Income Plan[3]	11	401,000	—
Steven Lunn[4]	TRW Pension Scheme[1]	14	913,300	—
	The Lucas Group Funded Executive Pension Scheme[2]	N/A	—	5,592,903
Peter J. Lake[4]	TRW Pension Scheme[1]	35	5,032,900	261,106
Neil E. Marchuk	TRW Automotive Salaried Pension Plan[3]	6	88,200	—
	TRW Automotive Inc. Supplemental Retirement Income Plan[3]	6	128,900	—

1.	Mr. Plant, Mr. Lunn and Mr. Lake have participated in the TRW Pension Scheme, a tax-approved defined benefit pension plan, on the same basis as similarly situated employees in the United Kingdom. Benefits are generally determined as 1/30th of pensionable pay multiplied by service up to 20 years, prorated over the service period until the participant’s Normal Retirement Date. Pensionable pay is the sum of base pay in the last 12 months, plus the average of the final 5 years of pensionable bonuses, limited (for Mr. Lunn only), to the earnings cap, as defined by Her Majesty’s Revenue and Customs. Although the limitations under U.K. law relative to this cap were eliminated with effect from April 2006, the TRW Pension Scheme was amended to incorporate them. Pensionable bonuses are limited in any year to 10% of that year’s base pay. The Normal Retirement Date is age 57.5 for Mr. Plant, and 62.5 for both Mr. Lunn and Mr. Lake. Benefits are payable upon retirement after age 50, in the form of benefits of a life annuity with a 50% survivor continuation annuity, but reduced 0.3% for each year benefits are payable prior to age 57.5 (for Mr. Plant) or 60 (for Messrs. Lunn and Lake). In connection with their decision to retire from the TRW Pension Scheme, Messrs. Plant and Lake received payments during 2010 as reflected in the table above.

2.	See “Compensation Discussion and Analysis — Defined Benefit Pension Plans and Defined Contribution Arrangements” for a further description of this plan. As a result of the cessation of accruals in the TRW Pension Scheme, Mr. Lunn ceased accruing a benefit in The Lucas Group Funded Executive Pension Scheme and received a distribution in 2010 as reflected in the table above.

3.	Benefits under these plans are determined as an accumulated percentage of pensionable earnings less an accumulated offset percentage of pensionable earnings up to social security covered compensation. Pensionable earnings are defined as the average of pay, including the non-equity incentive payment, for the five highest consecutive calendar years. The applicable accumulated percentages are determined from the following table.

		Offset
Percentages Attributable to Accumulated Service	Percentage	Percentage
% attributable to each year of benefit service through 2004	1.5%	0.4%
% attributable to benefit service during 2005	1.2%	0.3%
% attributable to benefit service during 2006	1.0%	0.3%

Effective as of January 1, 2007 these plans were amended to provide for future annual benefit accruals in an amount equal to 1.0% of pensionable earnings less a .3% reduction for pensionable earnings below the Old Age, Survivor and Disability Insurance Wage Base wherein pensionable earnings are defined as the participant’s annual pay inclusive of their annual non-equity cash incentive payment.

Effective July 1, 2009, the benefit accrual rate under these plans was reduced to 0.1% of pensionable earnings, and effective December 31, 2010 these plans were frozen so that benefits would not continue to accrue beyond that date.

Benefits are payable as an annuity for the life of the participant, commencing at age 65. Benefits reduced for early commencement are payable upon retirement after attainment of age 55, and completion of 5 years of service; early retirement reductions are 4% for each year by which benefits are payable prior to age 60. At the participant’s option, the benefit may be paid in a lump sum, using the actuarial basis under the minimum lump sum rules applicable to tax-qualified plans. However, as it relates to the TRW Automotive Salaried Pension Plan, this option is only available in respect of benefits earned through 2004.

4.	In April and September 2009, respectively, Messrs. Plant and Lake elected to retire under the terms of the TRW Pension Scheme and commenced receiving benefits thereunder. Mr. Lunn is eligible for early retirement in respect of the plans in which he participates. Benefits under The Lucas Group Funded Executive Pension Scheme are dependent on continued participation in the TRW Pension Scheme. As a result of the cessation of accruals in the TRW Pension Scheme, Mr. Lunn ceased accruing a benefit in this plan and elected to take a distribution of benefits accrued under this plan in 2010, which is reflected in the table above.
Pension Plans
Benefit values included in the above table have been determined on the following basis:
•	Benefits subject to valuation have been determined as of December 31, 2010 (the measurement date for financial statement purposes), and have been based on each participant’s historical compensation and plan service, the plan’s provisions and applicable statutory limits and parameters as of that date. For Messrs. Plant, Lunn and Lake, the table above reflects the present value of the accumulated benefit at that date net of the payments made during the year as shown in the last column.

•	For Messrs. Plant and Lake, values of benefits under the TRW Pension Scheme have been determined based on the date each actually retired under the terms of that plan. For the John C. Plant 2009 Supplemental Retirement Plan (the “New SERP”), the TRW Automotive Salaried Pension Plan and the TRW Automotive Inc. Supplemental Retirement Income Plan, values of benefits have been determined based on a presumption of retirement from active employment on the participant’s plan-defined normal retirement date, or if earlier, at the earliest date at which benefits can commence without reduction for early commencement. All other valuation assumptions are consistent with those used for financial reporting purposes. See Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The more significant assumptions underlying these valuations (other than valuations relating to the New SERP) are as follows:

	U.S. Programs	U.K. Programs
Interest rate of discount	5.50%	5.50%
Postretirement benefit increase rate	N/A	3.25%
Postretirement mortality	1994 Group Annuity Mortality, projected to 2017, (Revenue Procedure 2008-85 as published for 2010 for the New SERP)	PMA 92 medium cohort tables based on participant’s year of birth, rated up by one year
Lump sum interest rate	5.00% (4.0% for the New SERP)	N/A
Lump sum interest mortality	2008 PPA Mortality, unisex	N/A
Deferred Compensation Plans
We sponsor the Benefits Equalization Plan (“BEP”) for certain of our U.S. employees including our named executive officers.
The BEP provides eligible employees benefits substantially similar to benefits which could not be provided under the 401(k) Plan due to limitations under the Internal Revenue Code of 1986, as amended. Employees can generally defer up to 15% of base and incentive compensation to the extent such contributions cannot be made to the 401(k) Plan as a result of these limitations. Effective in December 2010, TRW provides matching contributions in an amount equal to 100% of the first 6% of the employee’s contributions. Each of the named executive officers who participates in BEP is fully vested in the Company matching contributions. Generally, the plan benefits are payable to the employee upon termination of employment.
While the BEP is unfunded, the employee directs both their deferrals and company contributions, if applicable, into investment options which, exclusive of TRW’s common stock, are intended to mirror the investment options available in the 401(k) Plan. These options include a diverse range of mutual funds. On a daily basis, the amount of the participant’s deferred compensation including any company matching contributions is adjusted to reflect the appreciation and/or depreciation in the value of the investment alternative selected.
In February 2010 the Committee approved a nonqualified defined contribution arrangement for Messrs. Cantie and Marchuk pursuant to which contributions in an amount equal to 10% of the sum of each such executive’s annual base pay and annual cash incentive (bonus) award are credited to an unfunded plan. The BEP was utilized for this purpose and, as a result, the Company’s contributions under such arrangement for each of Messrs. Cantie and Marchuck are reflected in the table below. At the same time, the Committee also approved a nonqualified defined contribution arrangement for Mr. Lunn pursuant to which the Company will make contributions in an amount equal to £225,000 per annum in each of 2010 and 2011 and £200,000 per annum thereafter to an employer-financed retirement benefit plan for Mr. Lunn’s benefit. The first such contribution was made in November 2010. Given uncertainty relative to pending changes to the tax regime concerning these types of arrangements, the contribution otherwise required for 2011 was accelerated and made in December 2010. This accelerated contribution is subject to clawback provisions in the event Mr. Lunn’s employment terminates prior to December 31, 2011. The Company’s contributions under Mr. Lunn’s arrangement are also reflected in the table below. For additional detail about these arrangements, see “Compensation Discussion and Analysis — Defined Benefit Pension Plans and Defined Contribution Arrangements” above.

Mr. Lunn’s defined contribution arrangement described above provides for self-directed investments through the plan trustee; as of December 31, 2010 none of the funds had been invested. The plan benefits are payable to Mr. Lunn upon termination of employment.
The individual contributions of the named executive officers to BEP during 2010, including earnings and matching contributions on those contributions, the additional Company contributions made pursuant to the nonqualified defined contribution arrangements described above and the aggregate account balances as of December 31, 2010 are shown in the Nonqualified Deferred Compensation Table set forth below. The table below reflects the defined contribution arrangement described above for Mr. Lunn and the BEP for the other named executive officers shown.
Nonqualified Deferred Compensation for 2010

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals /	Balance at
	in Last FY1	in Last FY2	Last FY	Distributions	Last FYE[3]
Name	($)	($)	($)	($)	($)
John C. Plant	282,481	213,606	52,027	—	861,805
Joseph S. Cantie	48,808	159,250	40,852	—	298,041
Steven Lunn[4]	—	720,214	(25,490)	—	694,724
Peter J. Lake	—	—	—	—	—
Neil E. Marchuk	22,647	98,163	18,649	—	147,944

1.	These executive contributions for 2010 are included in the Salary, Bonus and Non-Equity Incentive Plan Compensation columns of the Summary Compensation Table on page 38.

2.	These Company contributions for 2010 are included in the All Other Compensation column of the Summary Compensation Table on page 38.

3.	The following portions of the aggregate balances indicated in this column were previously reported as compensation to the indicated executive in the Summary Compensation Table for 2009: $288,784 for Mr. Plant and $37,662 for Mr. Cantie.

4.	Company contributions of £450,000, representing the Company’s contributions for both 2010 and 2011, were made in respect of Mr. Lunn at various times in the fourth quarter of 2010 at an average exchange rate of $1.60 = £1.00. The funds were not invested and, accordingly, there were no earnings in the last fiscal year. The negative amount reflected in the earnings column represents losses resulting from declines in the exchange rate which was $1.54 = £1.00 at December 31, 2010, resulting in the balance reflected in the last column at year-end.
Termination and Change in Control Provisions
We (or certain of our wholly-owned subsidiaries) have entered into employment agreements, option agreements, SSAR agreements, RSU agreements, cash incentive award agreements and retention agreements with each of Messrs. Plant, Cantie, Lunn, Lake and Marchuk that provide for payments upon certain events of termination or a Change in Control (or “CIC”), as defined below. The Change in Control provisions are designed to mitigate the impact of a termination of employment related to a Change in Control, and are intended to ensure that the executives evaluate business opportunities in the best interests of stockholders.
Defined Terms
For ease of reference in reviewing the descriptions of potential payments to our named executive officers upon termination or a change in control, which appear below, following are certain defined terms from the executive officers’ employment agreements. Unless otherwise indicated the definition of each term is the same in each agreement. For purposes of the following definitions, “Holdings” is TRW Automotive Holdings Corp. and “TAI” is TRW Automotive Inc.

“Cause” means:
•	executive’s continued failure to work on a full-time basis and failure substantially to perform executive’s duties, provided that TAI may not terminate the executive’s employment for Cause because of dissatisfaction or disagreement with the actions taken by executive in the good faith performance of his duties;
•	executive’s conviction of, or plea of nolo contendere to, a crime constituting a felony (or, in Mr. Lunn’s case, any conviction for an arrestable criminal offense);
•	executive’s willful malfeasance or willful misconduct in connection with executive’s duties which injures the financial condition or business reputation of TAI or any of its subsidiaries or affiliates; or
•	executive’s breach of the non-competition or confidentiality provisions of his employment agreement, other than an insignificant breach of the confidentiality provisions as reasonably determined by TAI;
provided, that no act or omission shall be “willful” (1) to the extent taken by executive at the direction of the Board (or, in the case of Messrs. Cantie, Lunn, Lake or Marchuk, the direction of the Board or the CEO), or (2) if effected with executive’s reasonable belief that such action or failure to act was in TAI’s best interest.
“Change in Control” or “CIC” means:
•	the sale or disposition of all or substantially all of the assets of Holdings or TAI to any person or group other than Automotive Investors L.L.C. (“AI LLC”) or its affiliates;
•	the beneficial ownership of more than 50% of the total voting power of Holdings or TAI by any person or group, other than AI LLC or its affiliates, and AI LLC or its affiliates ceasing to control the board of directors of Holdings or TAI;
•	an acquisition by a person or group, other than AI LLC or its affiliates, of stock of Holdings or TAI having voting power of 30% or more; or
•	the replacement of a majority of the Holdings directors during a 12-month period without the endorsement of the existing directors.
“Continued Benefits” means the continued provision of a vehicle allowance and medical, dental, life insurance and disability benefit coverage and, for Mr. Plant, certain club memberships, each at the level provided immediately prior to the termination.
“Disability” means executive’s physical or mental incapacitation and resulting inability, for a period of six consecutive months or for an aggregate of nine months in any 24 consecutive month period, to perform executive’s duties.
“Good Reason” means any of the following events which are not cured within a specified number of days after receipt of written notice from the executive:
•	TAI’s failure to pay executive’s base salary, annual bonus or employee benefits when due;
•	any relocation of executive’s principal office outside of a specified area;
•	any adverse change in executive’s reporting relationship;
•	any material diminution for a period of at least 30 days in executive’s authority or responsibilities; or
•	for Messrs. Plant and Lunn only, the company’s failure to provide to executive directors’ and officers’ insurance which is comparable to that provided by similar companies, as determined in the reasonable business judgment of the board of directors of TAI.

“Window Period” means the 60 day period commencing on the first anniversary of a Change in Control.
Conditions to Payments
Each of the named executive officers’ employment agreements include a confidentiality provision and a noncompetition and nonsolicitation provision for a term of 18 months (two years for Mr. Plant) following the termination of the executive’s employment for any reason (other than, in the case of Messrs. Cantie, Lake and Marchuk, a termination upon or following the expiration of the employment agreement). The agreements also provide that we are entitled to stop making certain post-termination payments to the executive in the event of a breach of these provisions. The failure by any party to insist on strict adherence to any term of the agreement won’t be considered a waiver of that right or any other right under the agreement.
Excise Tax — John Plant
Mr. Plant’s employment agreement, which was entered into in 2003 and has not been amended since 2009, provides that, in the event that any payment to or for the benefit of Mr. Plant, including the termination and CIC payments described below, gives rise to an excise tax imposed by Section 4999 of the Internal Revenue Code as determined in accordance with the provisions of Section 280G of the Internal Revenue Code, then Mr. Plant will be provided an additional payment in an amount equal to the resulting excise tax as grossed up for any additional taxes which may result from this payment. The estimated amount of the excise tax and related gross-up payment to be paid by the company in certain of the CIC scenarios is set forth in the Potential Payments upon Termination or CIC — John Plant table below. The primary factor giving rise to the excise tax and related gross-up is the immediate vesting of the long-term cash incentive awards.
Delay of Severance Payments under Section 409A
The employment agreements of Messrs. Plant, Cantie, Lake and Marchuk contain provisions in order to comply with Section 409A of the Internal Revenue Code and the Treasury regulations and related guidance promulgated thereunder (collectively, “Section 409A”). Among other things, the provisions postpone the payment of certain severance amounts and benefits that exceed the limits established under Section 409A until the six-month anniversary of the executive’s separation from service. The executives other than Mr. Plant may receive up to $460,000 (adjusted for inflation) within such six-month period and each may receive certain other payments permissible under Section 409A. Generally benefits and payments subject to the six-month delay (as well as any gross-up payment due to Mr. Plant) will be contributed by us to a grantor or “rabbi” trust immediately following the occurrence of the triggering event.
Potential Payments upon Termination or CIC
The following tables reflect the estimated value of the benefits and payments that would be triggered in the various termination scenarios identified, other than (i) any accrued benefits that may be due as of the date of such termination (such as any accrued salary, any earned but unpaid cash incentive payment for any previously completed fiscal year, reimbursement for unreimbursed business expenses and employee benefits that the executive may be entitled to under employment benefit plans), (ii) unless otherwise indicated, any benefits available generally to similarly situated salaried employees of the Company, and (iii) pension benefits and deferred compensation amounts as described and set forth in tables above. The footnotes to the following tables are combined and follow the second table and a narrative description of the payments and benefits due under each of the scenarios appears after the tables. The dollar amounts estimated below assume a termination date, or an effective date of a Change in Control for the “Upon Change in Control” scenario, of December 31, 2010 (the last business day of 2010) and utilize the closing price for TRW’s common stock on that date of $52.70.

Potential Payments upon Termination or CIC — John Plant

	Termination and CIC Scenarios
	Termination w/o Cause or Resignation for
	Good Reason
	Irrespective
	of CIC or
	After Window						Resignation
	Period or						by Mr. Plant
	During						for any
	Window		Prior to CIC		After CIC but		Reason
	Period for		but During		Prior to 1st		During		Upon
	Termination		Discussion		Anniversary		Window		Change in	Death or
Benefits and Payments	w/o Cause		Period		of CIC		Period		Control	Disability		Retirement
Base Salary	$3,630,000		$5,445,000		$4,537,500	[1]	$3,630,000		$—	$—		$—
Annual Cash Incentive Payment	12,223,900	[2]	16,067,100	[2]	14,145,500	[3]	12,223,900	[2]	—	4,537,500	[2]	—
Continued Benefits	239,631		239,631		239,631		239,631		—	—		—
Vesting of Options and SSARs[4]	14,268,881		14,268,881		—		—		14,268,881	7,481,535		—
Vesting of RSUs[4]	16,189,440		16,189,440		—		—		16,189,440	8,031,480		—
Long-Term Cash Incentive Awards	6,726,998		6,726,998		—		—		9,448,999	6,312,221	[5]	6,312,221	[5]
Retention Award[6]	555,556		2,500,000		2,500,000		(2,500,000)[7]		—	555,556		(2,500,000)[7]
Retirement Benefits	4,513,857		4,513,857		4,513,857		4,513,857		—	—		—
Retiree Medical Benefits[8]	1,621,242		1,621,242		1,621,242		1,621,242		—	1,621,242		1,621,242
Excise Tax & Gross-Up9	—		11,403,624		9,543,575		—		—	—		—

Total	$59,969,505		$78,975,773		$37,101,305		$19,728,630		$39,907,320	$28,539,534		$5,433,463

Potential Payments upon Termination or CIC — Other Named Executive Officers

		Termination and CIC Scenarios
		Termination w/o Cause or Resignation for							Termination
		Good Reason							by
		Irrespective				After CIC			Company
		of CIC or on		Prior to CIC		but Prior to			Upon or
		or After 1st		but During		1st		Upon	After
	Benefits and	Anniversary		Discussion		Anniversary		Change in	Expiration		Death or
Name	Payments	of CIC		Period		of CIC		Control	of Term		Disability		Retirement
Joseph S. Cantie	Base Salary	$825,000		$1,375,000		$1,100,000	[1]	$—	$550,000		$—		$—
	Annual Cash Incentive Payment	1,417,320	[2]	1,912,200	[2]	1,664,760	[3]	—	1,169,880	[2]	675,000	[2]	—
	Continued Benefits	150,376		150,376		150,376		—	98,367		—		—
	Vesting of Options and SSARs[4]	2,329,150		2,329,150		—		4,428,136	—		2,329,150		—
	Vesting of RSUs[4]	2,209,869		2,209,869		—		4,574,360	—		2,209,869		—
	Long-Term Cash Incentive Awards	1,871,665		1,871,665		—		2,634,999	1,871,665		1,755,554	[5]	1,755,554	[5]
	Retention Award[6]	200,000		900,000		900,000		—	200,000		200,000		(900,000)[7]

	Total	$9,003,380		$10,748,260		$3,815,136		$11,637,495	$3,889,912		$7,169,573		$855,554

Steven Lunn[10]	Base Salary	$1,656,198		$2,484,297		$2,070,248	[1]	$—	N/A		$—		$—
	Annual Cash Incentive Payment	3,734,384	[2]	4,899,307	[2]	4,316,846	[3]	—	N/A		1,404,538	[2]	—
	Continued Benefits	47,750		47,750		47,750		—	N/A		—		—
	Vesting of Options and SSARs[4]	2,704,691		2,704,691		—		5,057,023	N/A		2,704,691		—
	Vesting of RSUs[4]	2,404,912		2,404,912		—		4,895,883	N/A		2,404,912		—
	Long-Term Cash Incentive Awards	2,181,999		2,181,999		—		3,034,000	N/A		2,051,111	[5]	2,051,111	[5]
	Retention Award[6]	155,556		700,000		700,000		—	N/A		155,556		(700,000)[7]
	Retirement Benefits[11]	1,351,840		1,351,840		1,351,840		—	N/A		—		—

	Total	$14,237,330		$16,774,796		$8,486,684		$12,986,906	N/A		$8,720,808		$1,351,111

Peter J. Lake	Base Salary	$832,500		$1,387,500		$1,110,000	[1]	$—	$555,000		$—		$—
	Annual Cash Incentive Payment	1,393,857	[2]	1,906,845	[2]	1,650,351	[3]	—	1,137,363	[2]	624,375	[2]	—
	Continued Benefits	150,394		150,394		150,394		—	98,379		—		—
	Vesting of Options and SSARs[4]	1,851,064		1,851,064		—		3,349,308	—		1,851,064		—
	Vesting of RSUs[4]	1,489,618		1,489,618		—		2,887,960	—		1,489,618		—
	Long-Term Cash Incentive Awards	1,149,332		1,149,332		—		1,592,000	1,149,332		1,081,111	[5]	1,081,111	[5]
	Retention Award[6]	88,889		400,000		400,000		—	88,889		88,889		(400,000)[7]

	Total	$6,955,654		$8,334,753		$3,310,745		$7,829,268	$3,028,963		$5,135,057		$681,111

Neil E. Marchuk	Base Salary	$600,000		$1,000,000		$800,000	[1]	$—	$400,000		$—		$—
	Annual Cash Incentive Payment	891,521	[2]	1,185,868	[2]	1,038,695	[3]	—	744,347	[2]	450,000	[2]	—
	Continued Benefits	72,649		72,649		72,649		—	48,209		—		—
	Vesting of Options and SSARs[4]	705,962		705,962		—		1,335,888	—		705,962		—
	Vesting of RSUs[4]	632,400		632,400		—		1,317,553	—		632,400		—
	Long-Term Cash Incentive Awards	544,333		544,333		—		757,000	544,333		511,667	[5]	511,667	[5]
	Retention Award[6]	77,778		350,000		350,000		—	77,778		77,778		(350,000)[7]

	Total	$3,524,643		$4,491,212		$2,261,344		$3,410,441	$1,814,667		$2,377,807		$161,667

1.	The pro rata portion of the base salary payment that would be based on the number of months from termination until the first anniversary of the CIC has been calculated assuming the termination date is six months after the CIC.

2.	The cash incentive payment actually paid to each of the executives for the year ended December 31, 2010 has been used for the pro rata cash incentive payment due for the year of termination, given the assumption for these tables that the termination date was December 31, 2010.

3.	The pro rata portion of the cash incentive payment that would be based on the number of months from termination until the first anniversary of the CIC has been calculated assuming the termination date is six months after the CIC, and the cash incentive payment actually paid to each of the executives for the year ended December 31, 2010 has been used for the pro rata portion of the cash incentive payment due for the year of termination, given the assumption for these tables that the termination date was December 31, 2010.

4.	The Change in Control definition applicable to the options, stock-settled stock appreciation rights (each a “SSAR”) and restricted stock units (each an “RSU”) includes only the provisions relating to Holdings outlined in the first two bullets of the Change in Control definition set forth under “Defined Terms” above. For purposes of the tables, it is assumed that the circumstances of the Change in Control would trigger the Change in Control provisions for the options, SSARs and RSUs. Where applicable, (A) the value of accelerated option or RSU vesting is calculated by multiplying the closing price of the Company’s common stock on December 31, 2010 by the number of unvested options and RSUs that would receive accelerated (or, for Mr. Plant, continued) vesting and, in the case of options, subtracting the exercise price, and (B) the value of accelerated SSARs vesting is calculated by multiplying the number of unvested SSARs that would receive accelerated (or, for Mr. Plant, continued) vesting by $50.00, which is the maximum exercise price of the outstanding SSARs (given that the closing price of the Company’s common stock on December 31, 2010 exceeded such cap), and subtracting the grant date fair value.

5.	The pro rata portion of the long-term cash incentive awards in the applicable scenarios has been calculated as follows, consistent with our assumption of a December 31, 2010 termination date: (A) for the 2009 grant, an amount equal to adjusted tranche A plus 10/12 of unadjusted tranche B, and (B) for the 2010 grant, 9/12 of unadjusted tranche A.

6.	The pro rata portion of the retention award has been calculated as 22/36 of the target value of the award less the amount of tranche A paid in August 2010, consistent with our assumption of a December 31, 2010 termination date. The retention award payout reflected in the “Prior to CIC but During Discussion Period” and the “After CIC but Prior to 1st Anniversary of CIC” columns would be triggered by a termination without Cause or resignation for Good Reason following or in connection with a CIC. For the purpose of the tables, we have assumed a termination during the Discussion Period that was in connection with the CIC. Further, this payout is not technically limited to such a termination occurring prior to the first anniversary of the CIC.

7.	If, on December 31, 2010, the executive had retired (or if Mr. Plant had resigned for any reason (i.e., not for Good Reason) during a Window Period), the executive would have been required to repay tranche A of his retention award.

8.	If Mr. Plant’s employment is terminated for any reason, other than by us for Cause, Mr. Plant and his spouse will be entitled to retiree medical benefits which are estimated in the table at present value.

9.	See “— Excise Tax — John Plant” above.

10.	With respect to Mr. Lunn, where applicable we have used the average exchange rate for 2010 of $1.54496 = £1.00 (except in the case of the annual cash incentive payments, for which we used the exchange rate on the date of payment of such amounts, and in the case of the retirement benefits, for which we used the exchange rate at December 31, 2010).

11.	Mr. Lunn’s retirement benefits are estimated in the table at present value.
Benefits and Payments Due under Termination and CIC Scenarios
Termination without Cause or for Good Reason Irrespective of a Change in Control or, for Mr. Plant, after the Window Period or During the Window Period for Termination without Cause and, for the other executives, on or after the First Anniversary of a CIC: If an executive is terminated by us without Cause (other than due to his death or Disability) or if he resigns for Good Reason or (A) for Mr. Plant, after the Window Period or if he is terminated by us without Cause during the Window Period, and (B) for the other executives, if the executive is terminated without Cause or resigns with Good Reason on or after the first anniversary of a CIC, subject to any applicable delay under Section 409A, he will be entitled to:
•	Base Salary: continued payment for 18 months (two years for Messrs. Plant and Lunn);
•	Cash Incentive Payment: (A) a monthly payment equal to 1/12 of the average of the executive’s three most recent (or, for Mr. Plant, four of the last eight that produce the highest average) annual cash incentive payments (the “Average Annual Cash Incentive Payment”) for 18 months (two years for Messrs. Plant and Lunn), plus (B) a pro rata cash incentive payment for the year of termination;

•	Continued Benefits: provided for 18 months (24 months for Messrs. Plant and Lunn);
•	Vesting of Options, SSARs and RSUs: the executive’s unvested options, SSARs and RSUs that would have become vested on the next vesting date will vest (or, for Mr. Plant, the total number of his unvested options and SSARs vest and his unvested RSUs continue to vest according to their schedule);
•	Long-Term Cash Incentive Awards: a portion of each of the 2009 and 2010 awards vests and becomes payable; for the 2009 grant, this amount equals adjusted tranche A plus unadjusted tranche B and for the 2010 grant this amount equals unadjusted tranche A;
•	Retention Award: a pro rata portion of the award vests and becomes payable;
•	Retirement Benefits (for Messrs. Plant and Lunn only): (A) a supplemental retirement benefit under his supplemental executive retirement plan based on an additional deemed two years of service credit, plus (B) for Mr. Lunn only, two additional years of credited service as determined in accordance with the Lucas Funded Executive Pension Scheme No. 4 and the TRW Pension Scheme, in each case computed based on the terms of such schemes in effect on September 30, 2009, as if they had continued in effect and Mr. Lunn had continued to earn a benefit thereunder (collectively, “Retirement Benefits”); and
•	Retiree Medical Benefits (for Mr. Plant only).
Termination without Cause or for Good Reason Prior to a Change in Control but during Discussion Period: If an executive is terminated by us without Cause (other than due to his death or Disability) or if he resigns for Good Reason during the period after initial discussions regarding a CIC (the “Discussion Period”) but prior to a CIC, and the CIC subsequently occurs, subject to any applicable delay under Section 409A, he will be entitled to the benefits and payments identified in the scenario above (but with the remainder of the continuing payments specified in the first two bullets being paid as a lump sum) other than those described for the retention award which will instead fully vest and become payable, assuming that the termination was in connection with the CIC (see footnote 6 above), plus the following additional amounts:
•	Base Salary: amount equal to the executive’s base salary; and
•	Cash Incentive Payment: amount equal to the executive’s Average Annual Cash Incentive Payment.
Termination without Cause or for Good Reason After a CIC but Prior to the First Anniversary of CIC: If an executive is terminated by us without Cause (other than due to his death or Disability) or resigns for Good Reason following a CIC but prior to the first anniversary of such CIC, subject to any applicable delay under Section 409A, he will be entitled to:
•	Base salary: lump sum equal to (A) 1.5 times base salary (2 times for Messrs. Plant and Lunn), plus (B) a pro rata portion (based on the number of months from termination until the first anniversary of the CIC) of base salary;
•	Cash Incentive Payment: lump sum equal to (A) 1.5 times the Average Annual Cash Incentive Payment (2 times for Messrs. Plant and Lunn), plus (B) a pro rata portion (based on the number of months from termination until the first anniversary of the CIC) of the Average Annual Cash Incentive Payment, plus (C) pro rata cash incentive payment for the year of termination;
•	Continued Benefits: provided for 18 months (24 months for Messrs. Plant and Lunn);
•	Vesting of Options, SSARS and RSUs: all of the executive’s unvested options, SSARs and RSUs will have already fully vested upon the CIC which occurs prior to the termination in this scenario;
•	Long-Term Cash Incentive Awards: the awards will have already fully vested upon the CIC which occurs prior to the termination in this scenario;
•	Retention Award: fully vests and becomes payable in the event of such a termination following a CIC (this payout is not technically limited to such terminations occurring prior to the first anniversary of the CIC);
•	Retirement Benefits (for Messrs. Plant and Lunn only); and
•	Retiree Medical Benefits (for Mr. Plant only).
Resignation for any Reason During the Window Period (applies to Mr. Plant only): If Mr. Plant resigns for any reason during the Window Period, subject to any applicable delay under Section 409A, he will be entitled to the benefits and payments identified in the first scenario above except that (i) the remainder of the continuing payments specified in the first two bullets will be paid as a lump sum, (ii) his unvested options, SSARs, RSUs and long-term cash incentive awards will have already fully vested upon the CIC which occurs prior to the termination in this scenario, and (iii) his retention award will not vest and he will be required to repay tranche A thereof, which was paid in August 2010.

Upon Change in Control: Upon a Change in Control, whether or not the executive is terminated, the total number of his unvested options and unvested RSUs vest and the long-term cash incentive awards vest (amount equals the adjusted amount of any tranche that had adjusted but had not been paid plus the unadjusted remaining tranches for each of the 2009 and 2010 grants).
Death or Disability: If an executive’s employment is terminated due to his death or by us for his Disability, he or his estate will be entitled to:
•	Cash Incentive Payment: pro rata cash incentive payment for the year of termination;
•	Vesting of Options, SSARs and RSUs: the executive’s unvested options, SSARs and RSUs that would have become vested on the next vesting date will vest;
•	Long-Term Cash Incentive Awards: a pro rata portion of each award vests and becomes payable;
•	Retention Award: a pro rata portion of the award vests and becomes payable; and
•	Retiree Medical Benefits (for Mr. Plant only): applies in the event of Disability or, for Mr. Plant’s spouse, in the event of Mr. Plant’s death.
Retirement. If an executive retires (retirement meaning a voluntary termination of employment on or after the date the executive satisfies the requirements for early or normal retirement under one of the company group’s defined benefit pension plans and receives pension benefits following the last date of active employment), he will be required to repay tranche A of his retention award that was paid in August 2010 and will be entitled to:
•	Long-Term Cash Incentive Awards: a pro rata portion of each award vests and becomes payable; and
•	Retiree Medical Benefits (for Mr. Plant only).
Termination by Company Upon or After Expiration of Term: If any of Messrs. Cantie, Lake or Marchuk is terminated by us upon or following the expiration of his employment term, subject to any applicable delay under Section 409A, he will be entitled to:
•	Base Salary: continued payment for 12 months;
•	Cash Incentive Payment: (A) a monthly payment equal to 1/12 of the executive’s Average Annual Cash Incentive Payment for 12 months, plus (B) a pro rata payment for the year of termination;
•	Continued Benefits: continued provision for 12 months;
•	Long-Term Cash Incentive Awards: a portion of each award vests and becomes payable; for the 2009 grant, this amount equals adjusted tranche A plus unadjusted tranche B and for the 2010 grant this amount equals unadjusted tranche A; and
•	Retention Award: a pro rata portion of the award vests and becomes payable.
Director Compensation
We pay director compensation only to our independent directors. For 2010 such compensation consisted of:
•	An annual cash retainer of $75,000;
•	Meeting fees of $1,500 for each Board and committee meeting attended;
•	An annual retainer of $15,000 for acting as a Chair of the Audit Committee, and an annual retainer of $5,000 for acting as a member of the Audit Committee;
•	An annual retainer of $10,000 for acting as a Chair of the Compensation Committee and an annual retainer of $3,500 for acting as a member of the Compensation Committee; and
•	A grant of restricted stock units (each, an “RSU”), which totaled 4,100 for each independent director in March 2010. Each RSU represents the unfunded, unsecured right to receive one share of TRW common stock on the first anniversary of the grant date, provided the individual continues to be a member of the Board. In addition, the RSU agreement provides for accelerated vesting in the event of a Change in Control (as described above in footnote 4 to the Potential Payments Upon Termination or CIC tables).
In addition, the cash incentive awards granted to our independent directors in 2009 vested and were paid in 2010. In accordance with the terms of those awards, the payment to each of Messrs. Albaugh, Castaing, Gambrell, Losh and O’Neill and Ms. Miller was $165,100. Pursuant to SEC regulations the fair market value of those awards was reported in the Director Compensation table for 2009.

The Company also reimburses its directors for their travel and related out-of-pocket expenses in connection with attending Board, committee and stockholders’ meetings. In addition, from time to time the Company invites spouses of the directors to attend as well. In such case, the Company pays for the spouse’s travel and certain other non-business expenses and reimburses the directors for taxes attributable to that income.
Director Compensation for 2010

	Fees Earned or		All Other
	Paid in Cash	Stock Awards[1]	Compensation[2]	Total
Name	($)	($)	($)	($)
James F. Albaugh	96,500	110,331	—	206,831
Francois J. Castaing	112,500	110,331	1,396	224,227
Robert L. Friedman	—	—	386	386
Michael R. Gambrell	96,500	110,331	692	207,523
J. Michael Losh	116,000	110,331	1,329	227,660
Jody G. Miller	82,500	110,331	2,432	195,263
Paul H. O’Neill	82,500	110,331	—	192,831
Neil P. Simpkins	—	—	978	978
David S. Taylor	39,000	48,923	—	87,923
1.	The values shown represent the aggregate grant date fair value in accordance with ASC 718 of (i) the 4,100 RSUs granted effective March 3, 2010, to each individual who was then an independent director, or (ii) for Mr. Taylor, the 1,025 RSUs granted to him effective November 17, 2010. As of December 31, 2010, there were a total of (i) 1,025 RSUs outstanding for Mr. Taylor, and (ii) 4,100 RSUs outstanding for each of the other independent directors.

2.	Represents reimbursement of taxes owed, with respect to perquisites that are not required to be included in this column because of their de minimus amount.
Stockholder Proposals
Any stockholder proposal intended for inclusion in the proxy materials for the 2012 annual meeting must be received by our secretary at our headquarters no later than December 1, 2011. Where a stockholder does not seek inclusion of the proposal in the proxy material and submits a proposal outside of the process described in Rule 14a-8 of the Securities Exchange Act of 1934, as amended, the proposal must still comply with the procedural requirements in TRW’s bylaws. Accordingly, written notice must be sent to the secretary of TRW not less than 90 or more than 120 calendar days before the first anniversary of the prior year’s annual meeting. This means that for the 2012 annual meeting, written notice must be delivered between the close of business on January 19, 2012 and the close of business on February 17, 2012. If the date of the annual meeting, however, is not within 30 days before or 70 days after the anniversary of the prior year’s meeting date, a stockholder proposal must be submitted within 120 calendar days before the actual meeting and no later than the later of (i) the 90th calendar day before the actual meeting and (ii) the 10th calendar day following the calendar day on which TRW first announces the meeting date to the public. A copy of the full text of the bylaw provisions discussed above may be obtained by writing to our secretary at 12001 Tech Center Drive, Livonia, MI 48150.
Any stockholder suggestions for director nominations must also be submitted by the dates by which other stockholder proposals are required to be submitted.

Annual Report and Other Matters
TRW’s 2010 Annual Report, including consolidated financial statements, was either made available electronically or mailed to you with this Proxy Statement. A list of the stockholders of record entitled to vote at the annual meeting will be available for review by any stockholder, for any purpose related to the meeting, between 9:00 a.m. and 5:00 p.m., local time, at our headquarters, 12001 Tech Center Drive, Livonia, MI 48150 for ten days before the meeting.
We will provide any stockholder, at no charge, with a copy of our Annual Report on Form 10-K for 2010 including financial statements, financial statement schedules and other exhibits. All that a stockholder has to do is write to our secretary at 12001 Tech Center Drive, Livonia, MI 48150.
March 31, 2011
Robin A. Walker-Lee
Secretary

TRW AUTOMOTIVE HOLDINGS CORP. ATTN: INVESTOR RELATIONS 12001 TECH CENTER DRIVE LIVONIA, MI 48150
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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M31130-P08200	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

TRW AUTOMOTIVE HOLDINGS CORP.	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following: Vote on Directors	All	All	Except

1.
Election of three Directors nominated by the Board to serve for a three-year term beginning at the meeting and expiring at the 2014 annual stockholders meeting.
Nominees:
01) Francois J. Castaing
02) Michael R. Gambrell
03) Paul H. O’Neill
	☐	☐	☐

Vote on Proposals The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

2.	The ratification of Ernst & Young LLP, an independent registered public accounting firm, to audit the consolidated financial statements of TRW Automotive Holdings Corp. for 2011.	☐	☐	☐

3.	The approval, on an advisory basis, of the compensation of the named executive officers as disclosed in the Proxy Statement.	☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:		1 Year	2 Years	3 Years	Abstain

4.	The approval, on an advisory basis, of the presentation to stockholders of an advisory vote on named executive officer compensation every one, two, or three years.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

NOTE: PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held on May 18, 2011:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
To view the materials on this website, have the Control Number that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the prior page) available.

M31131-P08200
TRW AUTOMOTIVE HOLDINGS CORP.

This proxy is solicited on behalf of the Board of Directors
Annual Meeting of Stockholders
May 18, 2011
The stockholder(s) hereby appoint(s) John C. Plant, Joseph S. Cantie and Robin A. Walker-Lee, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of TRW AUTOMOTIVE HOLDINGS CORP. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. local time on Wednesday, May 18, 2011, at the TRW Vehicle Safety Systems Inc. facility at 11202 East Germann Road, Mesa, Arizona 85212 and any adjournment or postponement thereof. The record date for the Annual Meeting is March 21, 2011. Only stockholders of record at the close of business on that date may vote at the meeting.
Employees who participate in the TRW Automotive 401(k) Savings Plan (f/k/a TRW Automotive Retirement Savings Plan for Salaried Employees) or the TRW Automotive Retirement Savings Plan for Hourly Employees may use this proxy card to instruct the plan trustees, plan committees or independent fiduciaries of those plans how to vote these shares. They will vote the shares in accordance with the employee’s instructions and the terms of the plan. If the employee does not provide voting instructions for shares held in any of these plans, then the employee’s shares will be voted by an independent fiduciary.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSALS 2 AND 3, FOR 3 YEARS WITH RESPECT TO PROPOSAL 4 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side